Filed Pursuant to Rule 424(b)(3)

Registration No. 333-119921

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to completion, dated November 15, 2004

Preliminary Prospectus Supplement

(To Prospectus dated November 9, 2004)

9,600,000 Shares

Common Stock

We are offering 9,600,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol ATG. On November 12, 2004, the reported closing price of our common stock on the NYSE was $32.25 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 1,440,000 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about November     , 2004.

Joint Book-Running Managers

JPMorgan	Morgan Stanley

Banc of America Securities LLC

SunTrust Robinson Humphrey

Calyon Securities (USA) Inc.

Lazard

Wells Fargo Securities

BNY Capital Markets

KBC Financial Products USA Inc.

The date of this prospectus supplement is November         , 2004

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock. The second part is the accompanying prospectus, which contains a description of the common stock and gives more general information, some of which will not apply to the common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement. No person is authorized to provide you with information that is different from the information provided or incorporated by reference in this prospectus supplement or to offer the common stock in any jurisdiction where the offer is not permitted. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information and documents incorporated by reference therein, in making your investment decision. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus supplement reflect assumptions and expectations about future events. These statements, which may relate to such matters as future earnings, growth, supply and demand, costs, subsidiary performance, new technologies and strategic initiatives, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assume,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the assumptions and expectations reflected in these statements are reasonable in view of the information currently available, there can be no assurance that these assumptions and expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	changes in industrial, commercial and residential growth in NUI Corporation’s, or NUI’s, and our service territories;

•	changes in price, supply and demand for natural gas and related products;

•	impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission, or FERC, on the gas and electric industries and on NUI and us;

•	actions taken by government agencies, including decisions on base rate increase requests by state regulators;

•	the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or NUI’s or our operations specifically;

•	the enactment of new accounting standards, or interpretations of existing accounting standards, by the Financial Accounting Standards Board, or FASB, or the Securities and Exchange Commission, or SEC, that could impact the way we or NUI record revenues, assets and liabilities, which in turn could adversely affect reported results of operations;

•	the enactment of new auditing standards, or interpretations of existing auditing standards, by the Public Company Accounting Oversight Board, or PCAOB, which could adversely affect NUI’s or our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, and unknown issues following deregulation such as the stability of the Georgia retail gas market, including risks related to energy marketing and risk management;

•	concentration of credit risk in marketers that are certificated by the Georgia Public Service Commission, or GPSC, to sell retail natural gas in Georgia, as well as concentration of credit risk in customers of our wholesale services segment;

•	utility and energy industry consolidation;

•	performance of equity and bond markets and the impact on pension and post-retirement funding costs;

•	impact of acquisitions and divestitures, including:

•	the risk that the businesses of NUI and/or Pivotal Jefferson Island Storage & Hub, LLC, or Pivotal Jefferson Island, will not be integrated successfully with us or that such integrations may be more difficult, time-consuming or costly than expected;

•	revenues following the acquisitions may be lower than expected;

•	expected revenue synergies and cost savings from these two acquisitions may not be fully realized or realized within the expected time frame;

•	our ability to obtain SEC approval of the acquisition of NUI on the proposed terms and schedule;

•	the risk that we may be unable to obtain financing necessary to consummate the acquisition of NUI or that the terms of such financing may be onerous; and

•	the risk that any financing plan may have the effect of diluting our shareholder value in the near term.

•	direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors;

•	interest rate fluctuations, financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	impact of changes in weather upon the temperature-sensitive portions of the business;

•	impact of ongoing investigations and litigation;

•	impact of changes in prices on the margins achievable in the unregulated retail gas marketing business;

•	increases in competition in the markets served by us;

•	the availability and price of insurance;

•	the general effects of deregulation of the energy markets, including industry restructuring and unbundling of services;

•	the ability to attract and retain key executives and employees;

•	fluctuations in energy commodity prices;

•	acts of war or terrorism;

•	our ability to control operating expenses and to achieve efficiencies in our existing and acquired operations;

•	our ability to continue to modernize our current and acquired distribution infrastructures as scheduled and budgeted; and

•	other risks described in our documents on file with the SEC.

Any forward-looking statements should be considered in light of such important factors.

New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to purchase our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement as well as the information incorporated by reference into these documents, before deciding to invest in our common stock.

AGL Resources

Overview

We are an energy services holding company, headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Tennessee and Virginia. We operate three utilities which, combined, serve more than 1.8 million end-use customers. We also are involved in various related businesses including the retail sale of natural gas to end-use customers in Georgia, natural gas asset management and optimization, producer services and wholesale marketing, gas storage and hub services, risk management activities and operating telecommunications conduit and fiber infrastructure within select metropolitan areas.

On July 15, 2004, we announced our plans to acquire NUI Corporation. NUI is a publicly held energy holding company that operates natural gas utilities in New Jersey, Florida, Maryland and Virginia. The acquisition of NUI will strengthen our position as a leading operator of natural gas utility assets in the eastern United States and improve and expand our core utility operations. Following the NUI acquisition, our combined utilities will serve more than 2.2 million end-use customers in six states along the east coast. We anticipate the acquisition will close before the end of 2004. You should review “Recent Development—Pending Acquisition of NUI Corporation” on page S-6 of this prospectus supplement for more information regarding this acquisition.

For the year ended December 31, 2003, we had total operating revenues of $984 million, earnings before interest and taxes, or EBIT, of $298 million and net income of $128 million. For the nine months ended September 30, 2004, we had total operating revenues of $1.2 billion, EBIT of $220 million and net income of $107 million. During the nine months ended September 30, 2004, approximately 96% of our operating segment EBIT was derived from our regulated natural gas distribution business and sales of natural gas to end-use customers in Georgia through SouthStar Energy Services LLC, or SouthStar. As of September 30, 2004, we had total assets of $4.0 billion, of which approximately 87% were attributable to our regulated natural gas distribution business and the assets of SouthStar. EBIT is not a financial measure that is determined in accordance with generally accepted accounting principles, or GAAP. See “Summary Financial Information” on page S-11 of this prospectus supplement for a reconciliation of EBIT to net income, a GAAP financial measure.

We manage our business in three operating segments—Distribution Operations, Wholesale Services and Energy Investments, and one non-operating segment—Corporate. The following charts show our EBIT and long-term assets by business segment for and as of the nine months ended September 30, 2004:

Distribution Operations

Our Distribution Operations segment consists of three wholly owned natural gas local distribution companies: Atlanta Gas Light Company, Virginia Natural Gas, Inc. and Chattanooga Gas Company.

•	Atlanta Gas Light Company, or AGLC, is a natural gas local distribution utility with distribution systems and related facilities serving 237 cities throughout Georgia, including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. AGLC also has approximately 6.0 billion cubic feet, or Bcf, of liquefied natural gas, or LNG, storage capacity in three LNG plants to supplement the supply of flowing natural gas during peak usage periods.

•	Virginia Natural Gas, Inc., or VNG, is a natural gas local distribution utility with distribution systems and related facilities serving southeastern Virginia. VNG is one of the most modern natural gas local distribution companies in the United States, with approximately 50% of its main piping installed after 1980. VNG also owns and operates approximately 155 miles of a separate high-pressure pipeline that provides delivery of gas to customers under firm transportation agreements within the state of Virginia. VNG also has approximately 5.0 million gallons of propane storage capacity in its two propane facilities to supplement the supply of natural gas during peak usage periods.

•	Chattanooga Gas Company, or CGC, is a natural gas local distribution utility with distribution systems and related facilities serving the Chattanooga and Cleveland areas of Tennessee. CGC has approximately 1.2 Bcf of LNG storage capacity in its LNG plant.

The following table summarizes key statistics for our Distribution Operations segment as of September 30, 2004.

	AGLC/CGC	VNG	Total
Utility end-users (in 000s)	1,565	254	1,819
Miles of gas pipeline	31,036	4,973	36,009

Wholesale Services

Our Wholesale Services segment is made up primarily of Sequent Energy Management, L.P., or Sequent, which is our gas asset management subsidiary. Sequent is primarily engaged in the management of natural gas assets for our three natural gas local distribution companies as well as for unaffiliated parties. These asset management activities include the marketing, transportation and storage of natural gas, along with related services, primarily in the eastern United States. Sequent’s activities focus on capturing value from idle or underutilized natural gas storage and transportation assets typically by undertaking transactions that utilize the assets across various geographic markets and time horizons.

Sequent obtains natural gas from the major producing regions and delivers the commodity to customers along major interstate pipelines from the southeastern to the northeastern United States. Sequent also purchases transportation and storage capacity to meet its delivery requirements and customer obligations in the marketplace. Sequent’s customers benefit from its logistics expertise and the ability to deliver natural gas at competitive prices relative to the other alternatives available to its end-use customers.

Energy Investments

Our Energy Investments segment includes SouthStar, Pivotal Jefferson Island, Pivotal Propane of Virginia, Inc. and AGL Networks, LLC. Currently, substantially all of the revenues earned by our Energy Investments segment are generated by SouthStar and Pivotal Jefferson Island.

•	SouthStar, a joint venture formed in 1998, markets natural gas to retail, commercial and industrial customers, principally in Georgia. SouthStar, which operates under the trade name Georgia Natural Gas, is the largest marketer in Georgia, with a market share of approximately 36% at September 30, 2004. Our wholly owned subsidiary, Georgia Natural Gas Company, owns a non-controlling 70% financial interest in SouthStar, and a subsidiary of Piedmont Natural Gas Company, or Piedmont, owns the remaining 30% interest. Our 70% interest is non-controlling because all significant management decisions require approval by both owners. SouthStar’s amended and restated partnership agreement provides that SouthStar’s earnings and distributions, starting in 2004, will be allocated 75% to our subsidiary and 25% to Piedmont.

•	Pivotal Jefferson Island, our wholly owned subsidiary, operates a storage and hub facility in Erath, Louisiana, approximately eight miles from the Henry Hub. We purchased the storage and hub facility on October 1, 2004 for an adjusted purchase price of $90 million, which included approximately $9 million of working gas inventory. Pivotal Jefferson Island’s facility consists of two salt-dome gas storage caverns with 9.4 million dekatherms, or Dth, of total capacity and about 6.9 million Dth of working gas capacity. The facility has approximately 720,000 Dth/day withdrawal capacity and 240,000 Dth/day injection capacity.

Corporate

Our Corporate segment includes our non-operating business units, principally AGL Services Company and AGL Capital Corporation. AGL Services Company is a service company that provides business services to AGL Resources’ various operations. AGL Capital Corporation provides for our ongoing financing needs through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements.

Recent Development—Pending Acquisition of NUI Corporation

On July 15, 2004, we announced that our board of directors approved a definitive merger agreement under which we will acquire all of the outstanding shares of NUI, headquartered in Bedminster, New Jersey, for $13.70 per share in cash, or approximately $220 million in the aggregate based on approximately 16 million shares of NUI stock outstanding, and the assumption of NUI’s outstanding debt. At June 30, 2004, NUI had approximately $606 million in debt and $111 million in cash, bringing the net value of the acquisition to approximately $715 million.

NUI is a publicly held energy holding company (NYSE:NUI) that primarily operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI’s local utility operations are primarily carried out by its wholly owned subsidiary, NUI Utilities, Inc., or NUI Utilities, through its operating divisions—Elizabethtown Gas Company (New Jersey), or Elizabethtown Gas, City Gas Company of Florida and Elkton Gas (Maryland). Additionally, NUI operates a local utility through its wholly owned subsidiary, Virginia Gas Company. Combined, NUI’s utilities serve approximately 371,000 customers. For the year ended September 30, 2003, NUI had operating revenues of $652 million and a net loss of $45 million, and for the nine months ended June 30, 2004, NUI had operating revenues of $509 million and a net loss of $17 million. At June 30, 2004, NUI had total assets of $1.1 billion. As a result of its losses, increased need for borrowings and reductions in NUI’s credit ratings to below investment grade, NUI has sold or discontinued the operations of substantially all of its non-regulated businesses but still operates certain ancillary businesses that we may choose to sell or discontinue after closing.

On November 9, 2004, the New Jersey Board of Public Utilities, the state agency regulating NUI’s largest utility, Elizabethtown Gas, approved our acquisition of NUI and our agreement with the board’s staff and certain third parties related to post-closing operations. This agreement provided, among other things, for:

•	a freeze of Elizabethtown Gas’ base rates for five years, with earnings over 11% to be shared with ratepayers in the fourth and fifth years;

•	Sequent to serve as asset manager for Elizabethtown Gas for a three year term for an annual fixed fee payment by Sequent to Elizabethtown Gas of $4 million;

•	new performance standards with respect to customer satisfaction, safety and reliability;

•	payment by us of the outstanding balance due on NUI’s refund to ratepayers and the related penalty to the board; and

•	a commitment to provide enhanced severance packages and services for certain New Jersey employees.

Our acquisition of NUI has also been approved by other state regulatory agencies, including the Maryland Public Service Commission and the Virginia State Corporation Commission, as well as certain federal agencies. NUI’s shareholders have also approved the acquisition. The transaction has not yet been approved by the SEC as required by the Public Utility Holding Company Act of 1935, as amended. Barring unforeseen delays in obtaining the SEC’s approval and assuming the satisfaction of other conditions under the merger agreement, we expect the acquisition to close by the end of 2004.

Competitive Strengths

We believe our competitive strengths have enabled us to grow our business profitably and create significant shareholder value. These strengths include:

Distribution assets located in an attractive geographic region. Currently, our operations are primarily concentrated in the southeastern United States, one of the fastest-growing regions of the country in terms of both population and energy demand. We believe the population growth and resulting expansion in business and construction activity in the southeastern United States should result in increased demand for natural gas and related infrastructure for the foreseeable future. The addition of NUI’s utilities to our portfolio of businesses will:

•	support our goal of incremental expansion;

•	significantly extend our geographic footprint;

•	create scale economics in our utility operations; and

•	enhance our asset management presence along the eastern seaboard.

NUI’s utilities, particularly Elizabethtown Gas in New Jersey and City Gas Company of Florida, are primarily urban franchises in relatively high-growth areas of the country.

Demonstrated track record of performance through superior execution. We continue to focus our efforts on generating significant incremental earnings improvements from each of our businesses. We have successfully achieved this goal in the past through a combination of business growth and reduction of operating expenses. For example, in our Distribution Operations segment, we have seen improvements in three of our key metrics: EBIT per customer, number of customers served per employee and net cost per new meter. Our annual EBIT per customer has increased from $117 for the twelve months ended December 31, 2001 to $132 for the twelve months ended September 30, 2004; the number of customers served per employee has risen from 906 for the twelve months ended December 31, 2001 to 972 for the twelve months ended September 30, 2004; and our net cost per new meter has decreased from $1,063 for the twelve months ended December 31, 2001 to $978 for the twelve months ended September 30, 2004. We have achieved the improvements to our operations in part through the implementation of best practices in our operations, including increased investments in enterprise technology, workforce automation and business process modernization.

Proven ability to acquire and integrate natural gas assets. We have a disciplined approach toward identifying strategic natural gas assets that support our long-term growth strategy. We acquired VNG in 2000 and within the first year of ownership achieved earnings accretion through significant improvements in both the cost structure and operating metrics of the business. We intend to apply the same rapid-integration approach to our anticipated acquisition of NUI. The proposed purchase of NUI provides an attractive opportunity for us to leverage and strengthen one of our core competencies—the efficient, low-cost operation of urban natural gas utility franchises. The disparity between NUI’s utilities’ current operating metrics and cost structure and those of our existing utilities suggests we should be able to begin achieving significant improvements in the business soon after closing the transaction.

In addition to our ability to acquire and integrate natural gas distribution assets, we have made selective investments in related energy assets that support our long-term business goals. For example, in October 2004, we acquired Pivotal Jefferson Island, a high-deliverability salt-dome natural gas storage facility in Louisiana. This asset expands our ability to use natural gas storage as a competitive advantage in the wholesale marketplace, while generating immediate incremental earnings for our business.

Business Strategy

Our business strategy is focused on effectively managing our gas distribution operations, optimizing our return on our assets and selectively growing our portfolio of closely related, unregulated businesses with an emphasis on risk management and earnings visibility. Key elements of our strategy include:

Enhance the value and growth potential of our regulated utility operations. We will continue to seek to enhance the value and growth of our existing utility operations by:

•	maximizing our return on invested capital and managing our capital spending;

•	pursuing growth opportunities in the service areas for each operating utility to expand our customer base;

•	providing efficient service while aggressively managing operating costs;

•	working to achieve authorized returns and share the benefits with our customers; and

•	maintaining stability through regulatory compacts.

Selectively evaluate the acquisition of natural gas assets. We will selectively examine and evaluate the acquisition of gas distribution, gas pipeline or other gas assets in the United States. Our acquisition criteria include our ability to generate operational synergies, value from near-term earnings accretion and adequate returns on invested capital, while maintaining or improving our investment grade ratings.

Achieve rapid integration of the NUI assets and the resulting strategic benefits. We will seek to rapidly integrate the NUI assets into our portfolio of businesses and to provide the associated benefits to our shareholders and customers. The acquisition of NUI will significantly expand our presence in the east coast energy markets, increase our end-use customer base by 20% and enhance our asset management capabilities. Following the acquisition, we will work quickly to apply our management standards and metrics to the NUI assets in order to bring NUI to a level of operational and service efficiency comparable to that of our other utility businesses.

Expand our non-distribution commercial businesses. We will continue to selectively expand our wholesale services and natural gas storage businesses to provide both disciplined earnings growth for shareholders and credits to our utility customers through effective management of our utility assets. We intend to grow our business with third parties, as well as the services we provide to our affiliated utilities, by providing producers with markets for their gas commodity, providing end-users with gas supply, storage and asset management options and arbitraging pipeline and storage assets across various gas markets and time horizons. In doing so, we will continue to maintain limited open position risk to ensure limited downside to our earnings and provide open books that allow regulators to review transactions under our affiliate asset management agreements. We attempt to mitigate substantially all of the commodity price risk associated with transactions in which we seek to take advantage of differences in gas prices over markets or time horizons, thereby reducing any economic losses due to the volatile nature of energy commodity prices. However, our accounting earnings are affected by natural gas price changes because gas stored in inventory is accounted for on a weighted average cost basis while the forward sales contracts we use to mitigate commodity risk are accounted for at fair value; however, the economic profits remain essentially unchanged from what we anticipated when we entered into the transactions.

Improved revenue and cash flow stability. We have taken a number of actions in recent years to promote more stable and predictable revenues and cash flows in each of our business segments, as well as to eliminate the effects of variable factors such as weather on our business results. Some of the improvements we have initiated include performance-based ratemaking in Georgia; weather normalization adjustment programs in Virginia and Tennessee; better cash recovery from our environmental response cost program in Georgia and increased credit quality in our retail natural gas business.

Focus on maintaining a strong investment grade profile and high level of liquidity. Our senior unsecured debt ratings are BBB+, Baa1 and A- from Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch, Inc., respectively. With the announcement of our proposed acquisition of NUI, S&P placed our credit ratings on CreditWatch with negative implications, Moody’s affirmed our ratings but changed its rating outlook to negative from stable and Fitch placed our credit ratings on Rating Watch Negative. We will continue to combine a disciplined approach to capital spending with our continuous focus on improving operating margins to optimize our cash flow generation. Additionally, we seek to reduce, over time, our ratio of total debt to total capitalization in order to strengthen our balance sheet and allow us to respond to the capital needs of our operating businesses.

The address of our principal executive offices is Ten Peachtree Place, Atlanta, Georgia 30309, and our telephone number is (404) 584-4000.

The Offering

Common stock offered	9,600,000 shares

Common stock to be outstanding after the offering	74,940,838 shares

Use of proceeds	To purchase the outstanding capital stock of NUI, to repay a portion of our short-term indebtedness and for general corporate purposes.

New York Stock Exchange Symbol	ATG

The number of shares of common stock to be outstanding after this offering is based on 65,340,838 shares outstanding as of September 30, 2004. The number of shares of common stock offered and to be outstanding after this offering does not include:

•	1,440,000 additional shares of common stock that the underwriters have a right to purchase from us within 30 days after the date of this prospectus supplement to cover over-allotments;

•	1,744,530 shares issuable upon the exercise of stock options vested and outstanding as of September 30, 2004 and having a weighted-average exercise price of $21.74 per share; and

•	10,715,813 additional shares of common stock reserved for issuance as of September 30, 2004.

Summary Financial Information

Set forth in the table below are summary financial and other data about us. On September 30, 2001, our board of directors elected to change our fiscal year end from September 30 to December 31, effective October 1, 2001. We derived the data in the tables as of and for the years ended December 31, 2003 and 2002 from our audited financial statements, and we derived such data for the twelve-month period ended December 31, 2001 and the nine-month periods ended September 30, 2004 and 2003 from our unaudited financial statements. The unaudited financial statements were prepared on the same basis as the audited financial statements and in management’s opinion include all adjustments, consisting of normal recurring approvals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. You should read the following financial information in conjunction with the consolidated financial statements and related notes that have been incorporated by reference in this prospectus supplement and the accompanying prospectus.

(Dollars in millions, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001(1)
Income Statement Data:
Operating revenues	$1,206	$704	$984	$877	$855
Operating expenses	(974)	(519)	(741)	(661)	(634)
Gain on sale of Caroline Street campus	—	16	16	—	—
Operating income	232	201	259	217	221
Other income	2	22	40	30	17
Minority interest	(14)	—	—	—	—
Earnings before interest and taxes (EBIT)(2)	220	223	298	247	238
Interest expense	(49)	(57)	(76)	(86)	(97)
Income taxes	(64)	(65)	(87)	(58)	(50)

Cumulative effect of change in accounting principle, net of taxes	—	(8)	(8)	—	—
Net income	$107	$93	$128	$103	$91

Diluted earnings per common share before cumulative effect of change in accounting principle	$1.64	$1.59	$2.13	$1.82	$1.65
Diluted earnings per common share	$1.64	$1.47	$2.01	$1.82	$1.65
Cash dividend paid per share	$0.86	$0.83	$1.11	$1.08	$1.08

Balance Sheet Data:
Total assets	$4,034	$3,688	$3,972	$3,742	$3,454
Long-term debt	1,216	1,131	956	994	1,015
Short-term debt(3)	85	169	383	419	478
Total debt	$1,301	$1,300	$1,339	$1,413	$1,493

Shareholders’ equity	$1,023	$908	$946	$710	$690

(1)	For consistency with other reported periods, we reclassified regulatory carrying charges of $8 million for the twelve months ended December 31, 2001 from other income to operating revenues.
(2)	EBIT reflects a non-GAAP financial measure. As an indicator of our operating performance or liquidity, EBIT should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP. EBIT is reconciled to net income in the table above. Our EBIT may not be comparable to a similarly titled measure of another company.
(3)	Short-term debt includes current portion of long-term debt.

RISK FACTORS

Investing in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock and your investment could decline.

AGL Resources

Factors Affecting Our Company and Our Industry

The factors affecting our company and our industry that could impact our business, financial condition or results of operations include those factors described in this prospectus supplement and in the information incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, please refer to “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, and those factors listed in this prospectus supplement in “Forward-Looking Statements” beginning on page S-1 for a discussion of some of the factors that could affect our future operations or performance.

The NUI Acquisition

The completion of our acquisition of NUI is subject to a number of factors, including the receipt of SEC approval and the satisfaction of other closing conditions, and we can provide no assurances that it will be completed.

Although we expect to complete the acquisition of NUI before the end of 2004, the acquisition is still subject to regulatory approval by the SEC as well as the satisfaction of various other closing conditions contained in the merger agreement. The merger agreement provides that the closing must occur on or prior to April 11, 2005, but that date may be extended for an additional 90 days until July 11, 2005 in the event the parties have not received the required regulatory approvals for the acquisition. If we do not complete the transaction, we intend to use the net proceeds of this offering to repay short-term indebtedness and for general corporate purposes.

We may encounter difficulties integrating NUI into our business and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

We expect to realize strategic and other benefits as a result of our acquisition of NUI. Our ability to realize these benefits or successfully integrate NUI’s businesses, however, is subject to certain risks and uncertainties, including:

•	the costs of integrating NUI and upgrading and enhancing its operations may be higher than we expect and may require more resources, capital expenditures and management attention than anticipated;

•	employees important to NUI’s operations may decide not to continue employment with us;

•	we may be required to allocate some of the cost savings achieved through the integration of NUI to our existing regulated utilities, which could prevent us from retaining some of the benefits achieved if the allocated cost savings result in rate reductions in future rate proceedings;

•	we may be unable to maintain and enhance our relationship with NUI’s existing customers and regulators;

•	we may be unable to anticipate or manage risks that are unique to NUI’s business, including those related to its workforce, customer demographics, regulatory environment, information systems and diverse geography; and

•	we may be unable to appropriately and timely adapt to both existing and changing economic, regulatory and competitive conditions.

Our failure to manage these risks, or other risks related to the acquisition that are not presently known to us, could prevent us from realizing the expected benefits of the acquisition and also may have a material adverse effect on our results of operations and financial condition following the transaction, which could cause the value of our common stock to decline.

NUI has certain liabilities and obligations related to its pre-acquisition activities that may result in unanticipated costs and expenses to us after closing.

NUI has been, and continues to be, the subject of various lawsuits, regulatory audits, investigations and settlements related to certain of its business practices prior to the date of the merger agreement. Although the merger agreement contains certain closing conditions related to the existence and severity of these lawsuits, audits, investigations and settlements at closing, many of these issues may not be resolved at the time of closing. After closing, we will bear the costs of any liability, expense or obligation related to new or ongoing lawsuits, investigations or claims related to these pre-acquisition activities. Additionally, management of these claims and liabilities may require a disproportionate amount of our management’s time and attention. If we are unsuccessful in anticipating and managing these risks, our business, financial condition and results of operations could be adversely affected.

NUI has material weaknesses in its internal controls that may cause us additional cost to resolve after closing.

During fiscal years 2003 and 2004, NUI’s external and internal auditors performed audits which identified material weaknesses in NUI’s internal controls. Additional internal control issues and deficiencies were identified in the focused audit of NUI that was conducted at the request of the New Jersey Board of Public Utilities. Although NUI continues to assess its systems of internal control in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we believe NUI will continue to have material deficiencies in its internal controls after closing that we will be required to address and resolve. We cannot make any assurance that our systems of internal and disclosure controls and procedures will be able, following the acquisition, to detect or prevent all errors or fraud or ensure that all material information will be made known to management in a timely fashion. After closing, we may incur significant additional costs to resolve these internal control and disclosure issues.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and our estimated offering expenses, will be approximately $300 million (or approximately $345 million if the underwriters exercise their over-allotment option in full), assuming a public offering price of $32.25 per share (the reported closing price of our common stock on the NYSE on November 12, 2004). We intend to use approximately $220 million of the net proceeds to acquire all of the outstanding shares of NUI. We expect to use the remaining net proceeds to repay a portion of our short-term indebtedness, including indebtedness incurred through our commercial paper program, and for general corporate purposes. As of September 30, 2004, we had short-term indebtedness of approximately $51 million with an average interest rate of 1.9%.

If our acquisition of NUI is not completed, we intend to use the net proceeds of this offering to repay short-term indebtedness and for general corporate purposes.

Pending application of the net proceeds as described above, we may invest the net proceeds in short-term interest-bearing securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2004 on an actual basis and on an as adjusted basis to reflect the sale of 9,600,000 shares of our common stock at an assumed offering price of $32.25 (the reported closing price of our common stock on the NYSE on November 12, 2004) and the application of the estimated net proceeds of the offering to acquire NUI and for the other purposes described in “Use of Proceeds.” You should read this table in conjunction with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2004
(Dollars in millions)	Actual		As Adjusted
	Amount	Percent	Amount	Percent
Short-term debt(1)	$51	2.2%	$—	0.0%
Current portion of long-term debt	34	1.5	34	1.3
Senior and medium term notes	981	42.2	981	38.1
Notes payable to trusts	235	10.1	235	9.1
Common shareholders’ equity(1)	1,023	44.0	1,323	51.5

	$2,324	100.0%	$2,573	100.0%

(1)	Offering proceeds, net of underwriting discounts and estimated offering expenses, of $51 million will be used to pay down short-term debt. Remaining offering proceeds in excess of short-term debt will be held as cash or cash equivalents.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol ATG. The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock and the cash dividends that we have paid on our common stock.

	Common Stock Price		Cash Dividend Per Common Share
	High	Low
2002
Quarter Ended:
March 31, 2002	$23.66	$21.08	$0.27
June 30, 2002	24.21	21.74	0.27
September 30, 2002	23.59	17.94	0.27
December 31, 2002	25.00	20.62	0.27

2003
Quarter Ended:
March 31, 2003	$25.18	$22.08	$0.27
June 30, 2003	26.87	23.66	0.28
September 30, 2003	28.42	25.64	0.28
December 31, 2003	29.21	27.34	0.28

2004
Quarter Ended:
March 31, 2004	$29.87	$27.91	$0.28
June 30, 2004	29.31	26.80	0.29
September 30, 2004	31.24	28.66	0.29
December 31, 2004 (through November 12, 2004)	32.38	30.34	0.29

On November 12, 2004, the last reported sale price for our common stock was $32.25 per share.

As of October 29, 2004, there were 11,645 holders of record of our common stock.

We have paid 227 consecutive quarterly cash dividends on our common stock beginning in 1948. We pay dividends four times a year: March 1, June 1, September 1 and December 1. Dividends are declared at the discretion of our board of directors, and future dividends will depend upon future earnings, cash flow, financial requirements and other factors.

On October 27, 2004, our board of directors declared a quarterly dividend of $0.29 per share of our common stock. The dividend will be paid December 1, 2004, to shareholders of record at the close of business on November 19, 2004. The December dividend marks our 228th consecutive paid quarterly dividend. Purchasers of our common stock in this offering will not be shareholders of record at the close of business on November 19, 2004, and, therefore, will not be entitled to receive the quarterly dividend to be paid on December 1, 2004.

UNDERWRITING

J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to each underwriter, the following respective number of shares of common stock set forth opposite the name of each underwriter:

Name	Number of Shares
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
SunTrust Capital Markets, Inc.
Calyon Securities (USA) Inc.
Lazard Frères & Co. LLC
Wells Fargo Securities, LLC
BNY Capital Markets, Inc.
KBC Financial Products USA Inc.
Total

The underwriting agreement between us and the underwriters provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,440,000 additional shares of common stock at the public offering price less the underwriting discount and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without over- allotment exercise	With over- allotment exercise
Per share	$	$
Total	$	$

The underwriters initially propose to offer a portion of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and a portion of the shares to certain securities dealers at the public offering price less a concession not to exceed $              per share. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $              per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms.

We and our executive officers entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and our executive officers have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock, or enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether any such transaction above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus supplement. In addition, our executive officers have agreed that without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, they will not, during this period, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock. The foregoing restrictions shall not apply to:

•	any bona fide transfer by gift, will or intestacy of shares of common stock; provided, that each transferee agrees in writing to be bound by the restrictions;

•	any bona fide transfer of shares of common stock to a member or members of the immediate family of the restricted person; provided, that any such transfer shall not involve a disposition for value; provided further, that each transferee agrees in writing to be bound by the restrictions;

•	any bona fide transfer of shares of common stock to any trust solely for the benefit of the restricted person or a member or members of the immediate family of the restricted person; provided, that any such transfer shall not involve a disposition for value; provided further, that the trustee of the trust agrees in writing to be bound by the restrictions;

•	the issuance by us, pursuant to any written employee or director benefit plan in existence on the date hereof (subject to certain exceptions), of shares pursuant to the exercise of any option or other convertible security outstanding on the date hereof or otherwise if in form and amounts consistent with our recent past practices;

•	the transfer to us or the withholding by us of shares of common stock pursuant to any of our long-term incentive plans to pay tax or other withholdings of the restricted person;

•	the sale of, or other transactions relating to, up to 50,000 shares of our common stock pursuant to any Rule 10b5-1 plan in effect as of the date of the lock-up agreements; and

•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with this offering. Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common shares in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more common shares in connection with this offering than they are committed to purchase from us. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common shares that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if any are undertaken, they may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the NYSE may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $400,000, excluding underwriting discounts and commissions.

Lazard Frères & Co. LLC, or Lazard, has entered into an agreement with Mitsubishi Securities (USA), Inc., or Mitsubishi, pursuant to which Mitsubishi provides certain advisory and other services to Lazard, including services in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

Affiliates of the underwriters are currently agents and lenders under our credit facility. Specifically, JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc.; Morgan Stanley Bank, an affiliate of Morgan Stanley & Co. Incorporated; Bank of America, N.A., an affiliate of Banc of America Securities LLC; SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc.; Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc.; The Bank of Tokyo-Mitsubishi, LTD, New York Branch, an affiliate of Mitsubishi Securities (USA), Inc.; Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC; The Bank of New York, an affiliate of BNY Capital Markets, Inc.; and KBC Bank N.V, an affiliate of KBC Financial Products USA Inc.; are lenders and agents under our credit facility. The underwriters and their affiliates perform various other financial advisory, investment banking and commercial banking services for us and our affiliates from time to time, for which they have received customary fees.

LEGAL MATTERS

Alston & Bird LLP, Atlanta, Georgia, will pass upon the validity of our shares of common stock offered hereby. Certain legal matters related to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The audited financial statements as of and for the year ended December 31, 2003 incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, except as they relate to SouthStar Energy Services LLC, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and insofar as they relate to SouthStar Energy Services LLC, by Ernst & Young LLP, an independent registered public accounting firm, whose reports are incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003. Such financial statements have been so incorporated in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and September 30, 2001 and for the three months ended December 31, 2001 and the related financial statement schedule incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our change in 2002 in our accounting method for energy trading contracts), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1300, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an Internet site at www.aglresources.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated in this prospectus supplement and the accompanying prospectus by reference, and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

Incorporation by Reference

SEC rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC.

SEC Filings (File No. 001-14174)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30, and September 30, 2004

Current Reports on Form 8-K	January 26, April 26, July 15, July 26, September 9, September 22, September 30, and October 26, 2004

Registration Statement on Form 8-A filed on March 6, 1996 (File No. 001-11659), as amended by Form 8-A/A filed on June 5, 2002

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of this offering of common stock.

We will provide without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephone us at:

AGL Resources Inc.

Ten Peachtree Place

Atlanta, Georgia 30309

Attention: Investor Relations

Telephone: (404) 584-3801

P R O S P E C T U S

$1,500,000,000

AGL Resources Inc.

AGL Capital Corporation

AGL Capital Trust III

Debt Securities

Guarantee of Debt Securities

Trust Preferred Securities

Guarantee with respect to the Trust Preferred Securities

Junior Subordinated Debentures

Guarantee with respect to the Junior Subordinated Debentures

Common Stock

Preferred Stock

Preferred Stock Purchase Rights

Purchase Contracts

Guarantee of Purchase Contracts

Warrants

Guarantee of Warrants

Units

Guarantee of Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The securities offered in this prospectus and the applicable prospectus supplement may be offered at a fixed public offering price or at varying prices determined at the time of sale. Our common stock trades on the New York Stock Exchange under the symbol “ATG.” There is no established public trading market for any of the other securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. any representation to the contrary is a criminal offense.

The date of this Prospectus is November 9, 2004.

RISK FACTORS

Investing in our securities involves risk. Each time that we issue new securities, risk factors, if appropriate, will be included in the prospectus supplement relating to the new securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” As used in this prospectus, the terms “we,” “our,” “ours,” “us” and similar references mean AGL Resources Inc., together with its subsidiaries, including AGL Capital Trust III and AGL Capital Corporation, or AGL Capital, unless otherwise indicated.

PRINCIPAL EXECUTIVE OFFICES

The address of AGL Resources’ principal executive offices is Ten Peachtree Place, Atlanta, Georgia 30309, and its telephone number is (404) 584-4000. We maintain a website at http://www.aglresources.com where general information about us is available. We are not, however, incorporating the contents of our website into this prospectus. AGL Capital’s principal address is 2325-B Renaissance Drive, Las Vegas, Nevada 89119, and its telephone number is (702) 967-2442. AGL Capital Trust III’s registered office in the State of Delaware is c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal executive office of the trust is c/o AGL Resources Inc., Ten Peachtree Place, N.E., Atlanta, Georgia 30309 (telephone number 404-584-4000).

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement under the Securities Act of 1933 with the SEC that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any information we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Room 1300, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect annual, quarterly and special reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we (or our predecessors) have previously filed with the SEC. We do not incorporate by reference documents that have been “furnished” to the SEC unless we expressly state otherwise in a prospectus supplement. The incorporated documents contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on February 6, 2004 (SEC File No. 001-14174);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on April 28, 2004 (SEC File No. 001-14174);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on July 29, 2004 (SEC File No. 001-14174);

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on October 27, 2004 (SEC File No. 001-14174);

•	Current Reports on Form 8-K dated January 26, April 26, July 15, July 26, September 9, September 22, September 30, and October 26, 2004 (SEC File No. 001-14174); and

•	Registration Statement on Form 8-A filed on March 6, 1996 (SEC File No. 001-11659), as amended by the Form 8-A/A filed on June 5, 2002 (SEC File No. 001-14174).

We also incorporate by reference all documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering. Additionally, we incorporate by reference all documents that we may file with the SEC after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is also specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

AGL Resources Inc.

Ten Peachtree Place, N.E.

Atlanta, Georgia 30309

Telephone: (404) 584-3801

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this prospectus and the date of the prospectus supplement, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this registration statement reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as future earnings, growth, supply and demand, costs, subsidiary performance, new technologies and strategic initiatives, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assume,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in AGL Resources’ reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	changes in industrial, commercial and residential growth in our service territories;

•	changes in price, supply and demand for natural gas and related products;

•	impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission, or FERC, on the gas and electric industries and on us;

•	actions taken by government agencies, including decisions on base rate increase requests by state regulators;

•	the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically;

•	the enactment of new accounting standards, or interpretations of existing accounting standards, by the Financial Accounting Standards Board, or FASB, or the SEC, that could impact the way we record revenues, assets and liabilities, which in turn could adversely affect reported results of operations;

•	the enactment of new auditing standards, or interpretations of existing auditing standards, by the Public Company Accounting Oversight Board, or PCAOB, which could adversely affect our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•	effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, and unknown issues following deregulation such as the stability of the Georgia retail gas market, including risks related to energy marketing and risk management;

•	concentration of credit risk in marketers who are certificated by the Georgia Public Service Commission, or GPSC, to sell retail natural gas in Georgia, as well as concentration of credit risk in customers of AGL Resources’ wholesale services segment;

•	excess high-speed network capacity and demand for dark fiber in metropolitan network areas;

•	market acceptance of new technologies and products, as well as the adoption of new networking standards;

•	the ability to negotiate new fiber optic contracts with telecommunications providers for the provision of dark fiber services;

•	utility and energy industry consolidation;

•	performance of equity and bond markets and the impact on pension and post-retirement funding costs;

•	impact of acquisitions and divestitures, including:

•	the risk that the businesses of NUI Corporation, or NUI, and/or Jefferson Island Storage & Hub, L.L.C. will not be integrated successfully with AGL Resources or that such integrations may be more difficult, time-consuming or costly than expected;

•	revenues following the acquisitions may be lower than expected;

•	expected revenue synergies and cost savings from these two acquisitions may not be fully realized or realized within the expected time frame;

•	the ability to obtain governmental approvals of the NUI acquisition on the proposed terms and schedule;

•	the failure of NUI’s shareholders to approve the transaction;

•	the risk that AGL Resources may be unable to obtain financing necessary to consummate the acquisition of NUI or that the terms of such financing may be onerous; and

•	the risk that any financing plan may have the effect of diluting AGL Resources’ shareholder value in the near term;

•	direct or indirect effects on AGL Resources’ business, financial condition or liquidity resulting from a change in its credit rating or the credit ratings of its counterparties or competitors;

•	interest rate fluctuations, financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	impact of changes in weather upon the temperature-sensitive portions of the business;

•	impact of litigation;

•	impact of changes in prices on the margins achievable in the unregulated retail gas marketing business; and

•	other risks described in AGL Resources’ documents on file with the SEC.

Any forward-looking statements should be considered in light of such important factors.

New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

AGL RESOURCES INC.

Overview

AGL Resources is an energy services holding company, headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Tennessee and Virginia. AGL Resources operates three utilities which, combined, serve more than 1.8 million end-use customers. AGL Resources is also involved in various related businesses including the retail sale of natural gas to end-use customers in Georgia, natural gas asset management and optimization, producer services and wholesale marketing, gas storage and hub services, risk management activities and operating telecommunications conduit and fiber infrastructure within select metropolitan areas.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the debt securities. The right of AGL Resources’ creditors, including the holders of the debt securities, to participate in any distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to state and federal regulation applicable to regulated utilities, such as regulation by state public service commissions and the FERC and the SEC pursuant to the Public Utility Holding Company Act of 1935, as amended.

AGL Resources manages its business in three operating segments and one non-operating segment. The following chart shows AGL Resources, its business segments and principal subsidiaries:

Distribution Operations

Our Distribution Operations segment consists of three wholly owned natural gas local distribution companies: Atlanta Gas Light, Chattanooga Gas and Virginia Natural Gas.

•	Atlanta Gas Light, or AGL, is a natural gas local distribution utility with distribution systems and related facilities serving 237 cities throughout Georgia, including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. AGL also has approximately 6.0 billion cubic feet, or Bcf, of liquefied natural gas, or LNG, storage capacity in three LNG plants to supplement the supply of natural gas during peak usage periods.

•	Virginia Natural Gas, or VNG, is a natural gas local distribution utility with distribution systems and related facilities serving southeastern Virginia. VNG is one of the most modern natural gas local distribution companies in the United States, with approximately 50% of its main piping installed after 1980. VNG also owns and operates approximately 155 miles of a separate high-pressure pipeline that provides delivery of gas to customers under firm transportation agreements within the state of Virginia. VNG also has approximately 5.0 million gallons of propane storage capacity in its two propane facilities to supplement the supply of natural gas during peak usage periods.

•	Chattanooga Gas is a natural gas local distribution utility with distribution systems and related facilities serving the Chattanooga and Cleveland areas of Tennessee. Chattanooga Gas has approximately 1.2 Bcf of LNG storage capacity in its LNG plant.

Wholesale Services

Our Wholesale Services segment is made up primarily of Sequent Energy Management, L.P., or Sequent, which is AGL Resources’ gas asset management subsidiary. Sequent is primarily engaged in the management of natural gas assets for AGL Resources’ three natural gas local distribution companies as well as for unaffiliated parties. These asset management activities include the marketing, transportation, and storage of natural gas, along with related services, primarily in the eastern half of the United States. Sequent’s activities focus on capturing value from idle or underutilized natural gas assets typically by participating in transactions that balance the needs of various geographic markets and time horizons. Sequent’s asset management customers, mainly utilities, must contract for transportation and storage services to meet their peak day demands. These customers typically contract for these services on a 365 day basis even though they may only need these services to meet their peak demands for a much shorter period. Sequent enters into agreements with these customers, either through contract assignment or agency arrangement, in order to utilize these transportation and storage services during the customers’ off-peak periods. Sequent captures margin through the optimization of the purchasing, transporting, storing and selling of the natural gas and typically either shares the profits with the customer or pays a fee to the customer for using its assets.

Sequent also contracts for its own transportation and storage services by participating in transactions that combine the natural gas commodity and transportation costs that will result in the lowest cost path to serve its markets. Sequent then seeks to optimize this value chain on a daily basis as market conditions change by evaluating all of the natural gas supply, transportation and markets to which they have access and seeking out the lowest-cost alternatives to serve its markets. This enables Sequent to capture locational pricing differences as they change.

Sequent also focuses on aggregating gas supply from the major producing regions and market hubs primarily in the eastern and mid-continental United States. Sequent provides the natural gas producers price transparency and certain risk management services that gives the producers alternatives to the prices they can achieve for the commodity. By aggregating volumes of natural gas from these producers, Sequent is able to provide ready outlets to the producers who are interested in securing a reliable outlet for their natural gas production. Sequent captures value by being able to efficiently procure a reliable pool of natural gas at reasonable prices to service our marketing portfolio.

Energy Investments

Our Energy Investments segment includes AGL Resources’ investments in SouthStar Energy Services LLC, or SouthStar, Pivotal Jefferson Island Storage & Hub, LLC, or Pivotal Jefferson Island, Pivotal Propane of Virginia, Inc., or Pivotal Propane, and AGL Networks, LLC.

•	SouthStar, a joint venture formed in 1998, markets natural gas to retail, commercial and industrial customers, principally in Georgia. SouthStar, which operates under the trade name Georgia Natural Gas, is the largest marketer in Georgia, with a market share of approximately 35%. AGL Resources’ wholly owned subsidiary, Georgia Natural Gas Company, owns a non-controlling 70% financial interest in SouthStar, and a subsidiary of Piedmont Natural Gas Company, or Piedmont, owns the remaining 30% interest. AGL Resources’ 70% interest is non-controlling because all significant management decisions require approval by both owners. SouthStar’s amended and restated partnership agreement provides that SouthStar’s earnings, starting in 2004, will be allocated 75% to our subsidiary and 25% to Piedmont.

•	Pivotal Jefferson Island, a wholly owned subsidiary of AGL Resources, operates a storage and hub facility in Erath, Louisiana, approximately eight miles from the Henry Hub. Pivotal Jefferson Island completed the purchase of the storage and hub facility on October 1, 2004 for an adjusted purchase price of $90.3 million, which included approximately $9.0 million of working gas inventory. Pivotal Jefferson Island’s facility consists of two salt dome gas storage caverns with 9.4 million dekatherms, or Dth, of total capacity and about 6.9 million Dth of working gas capacity. The facility has approximately 720,000 Dth/day withdrawal capacity and 240,000 Dth/day injection capacity.

•	Pivotal Propane, a wholly owned subsidiary of AGL Resources, intends to complete the construction of a propane air facility in the VNG service area by the first quarter of 2005. The propane air facility will provide VNG with 28,000 Dth of propane air per day on a 10-day per year basis to serve its peaking needs.

•	AGL Networks, LLC, a wholly owned subsidiary of AGL Resources, is a provider of telecommunications construction and maintenance services and conduit and unused fiber optic cable, or dark fiber. AGL Networks leases and sells its fiber to a variety of customers in the Atlanta, Georgia and Phoenix, Arizona metropolitan areas, with a small presence in other cities in the United States. Its customers include local, regional and national telecommunications companies, internet service providers, educational institutions and other commercial entities. AGL Networks typically provides underground conduit and dark fiber to its customers under leasing arrangements with terms that vary from 1 to 20 years.

Corporate

Our Corporate segment includes AGL Resources’ non-operating business units, principally AGL Services Company and AGL Capital. AGL Services Company is a service company that provides business services to AGL Resources’ various operations. AGL Capital provides for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements.

AGL CAPITAL CORPORATION

AGL Capital Corporation is a wholly owned subsidiary of AGL Resources Inc. AGL Capital was established to provide for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements. All of AGL Capital’s operating expenses are allocated to AGL Resources’ operating segments in accordance with the Public Utility Holding Company Act of 1935, as amended.

AGL CAPITAL TRUST III

The trust is a statutory trust formed under Delaware law pursuant to a trust agreement executed by AGL Capital, as sponsor, The Bank of New York (Delaware), as Delaware trustee and the administrative trustees named therein, and the filing of a Certificate of Trust with the Delaware Secretary of State on August 21, 2001. In order to provide for the operation of the trust and the issuance of the trust preferred securities, the trust agreement will be amended and restated among AGL Capital, as sponsor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. The trust exists for the exclusive purposes of issuing and selling its trust preferred securities and common securities, using the proceeds from the sale of these securities to acquire junior subordinated debentures, unsecured debt obligations of AGL Capital, making distributions and engaging in only those other activities necessary, advisable or incidental to these purposes. The trust cannot borrow money, issue debt or reinvest proceeds derived from investments, mortgages or pledge any of its assets, or otherwise undertake (or permit to be undertaken) any activity that would cause the trust not to be classified for U.S. federal income tax purposes as a grantor trust. The junior subordinated debentures will be the sole assets of the trust, and payments under the junior subordinated debentures and an Agreement as to Expenses and Liabilities will be the sole revenues of the trust. AGL Capital will own all of the trust’s common securities.

The common securities will rank equal in priority, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the trust agreement, the rights of AGL Capital as holder of the common securities to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities. See “Description of Trust Preferred Securities—Subordination of Common Securities.” AGL Capital will acquire common securities in a liquidation amount, which is the face value of the common securities and will be disclosed in a prospectus supplement, equal to at least 3% of the total capital of the trust. The liquidation amount is the value of the common securities on their face and is the value recorded on the trust’s books. The trust has a term of 40 years, but may terminate earlier as provided in the trust agreement. The trust’s business and affairs are conducted by its trustees, each appointed by AGL Capital as holder of the common securities. Except as disclosed below under “Voting Rights; Amendment of the Trust Agreement,” the holder(s) of common securities will have the exclusive voting power in all matters relating to a vote of the trust’s security holders.

The trustees for the trust will be The Bank of New York, as the property trustee, The Bank of New York (Delaware), as the Delaware Trustee, and two individual trustees who are employees or officers of or affiliated with AGL Capital. The Bank of New York, as property trustee, will act as sole indenture trustee under the trust agreement. The Bank of New York will also act as indenture trustee under an indenture among AGL Capital, AGL Resources and The Bank of New York relating to the junior subordinated debentures. See “Description of Junior Subordinated Debentures.” The holder of the common securities of the trust or, if an event of default under the trust agreement has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and/or the Delaware Trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the holder of the common securities.

The duties and obligations of each trustee are governed by the trust agreement, the Delaware Statutory Trust Act (Chapter 38 of Title 12 of the Delaware General Corporation Law, 12 Del. Code §§ 3801 et seq.) and the Trust Indenture Act of 1939. Unless otherwise disclosed in the applicable prospectus supplement, two of the trustees of the trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of or otherwise affiliated with AGL Capital. One trustee of the trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with AGL Capital, as sponsor of the trust, that has a minimum amount of combined capital and surplus of or less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will hold legal title to the debentures for the benefit of the holders of the trust preferred securities and the common securities. Unless otherwise disclosed in the applicable prospectus supplement, one trustee of the trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the “Delaware trustee” if required by the Delaware Business Trust Act. The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. Pursuant to the trust preferred securities guarantee agreement, there will also be a guarantee trustee that holds the preferred securities guarantee for the benefit of the holders of the trust preferred securities. Pursuant to the trust agreement and the indenture relating to the junior subordinated debentures, AGL Capital will pay all fees, expenses, debts and obligations (other than the trust securities) related to the trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust. The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are as set forth in the declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act. See “Description of Trust Preferred Securities.”

FINANCIAL STATEMENTS OF THE TRUST AND ACCOUNTING TREATMENT

If the trust issues and sells the trust securities, the financial statements of the trust are not expected to be consolidated with AGL Resources’ financial statements, with amounts payable to the trust classified as “notes payable to trusts.” There are no separate financial statements of the trust in this prospectus. We do not believe such financial statements would be helpful because:

•	The trust is a wholly-owned subsidiary of AGL Capital or AGL Resources, which currently files consolidated financial information under the Exchange Act.

•	The trust does not have any independent operations other than issuing the trust preferred securities and common securities and purchasing the junior subordinated debentures.

•	The obligations of AGL Capital and AGL Resources under the junior subordinated debentures and trust preferred securities guarantee have the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. In the event that the trust fails to pay distributions on the trust preferred securities due to a failure of AGL Capital to pay interest or principal on the junior subordinated debentures, pursuant to the trust preferred securities guarantee, a holder of the trust preferred securities may institute a proceeding directly against AGL Capital or AGL Resources for enforcement of AGL Capital’s payment obligations to such holder on the junior subordinated debentures.

The trust is not, and will not become, subject to the information reporting requirements of the Exchange Act.

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the securities described in this prospectus will be used for general corporate purposes, which may include financing future acquisitions, reducing outstanding short-term debt obligations (including debt incurred through our commercial paper program), financing the development and construction of new facilities, additions to working capital, reductions of the indebtedness of our subsidiaries, and financing of capital expenditures. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2004	Fiscal Years Ended December 31,		Three Months Ended December 31, 2001	Fiscal Years Ended September 30,
		2003	2002		2001	2000	1999
Ratio of earnings to fixed charges	4.04	3.57	2.69	2.31	2.31	2.42	3.13

DESCRIPTION OF DEBT SECURITIES

The debt securities and related guarantees will be issued by AGL Capital under an indenture dated as of February 20, 2001, as supplemented and modified, as necessary, among AGL Capital, AGL Resources and The Bank of New York, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by AGL Resources under the guarantees described below.

The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below, we have noted the section in the indenture that the paragraph summarizes. The referenced section of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. Debt securities may be issued as Original Issue Discount Securities (as defined below). The special United States federal income tax and other considerations applicable to Original Issue Discount Securities will be described in detail in the applicable prospectus supplement or term sheet relating to an issue of such debt securities. “Original Issue Discount Security” generally means any debt security that (i) is issued at a price lower than its principal amount, (ii) does not require the payment of interest in cash or property (other than debt instruments of the issuer) at least annually throughout the term of the debt security or (iii) provides for interest that is below market rates. An Original Issue Discount Security provides that, upon acceleration of its maturity, an amount less than its principal amount will become due and payable. If a debt security is an Original Issue Discount Security, a portion of its principal amount may be treated as original issue discount. A holder of an Original Issue Discount Security generally must accrue original issue discount over the life of the debt security and generally is taxable on such accrued original issue discount as ordinary income similar to interest even if such holder is on the cash method of accounting. This means that a holder of an Original Issue Discount Security may be required to report and pay tax on original issue discount income before such holder receives the cash that corresponds to that income.

General

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that the debt securities may be issued from time to time in series. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness, unless otherwise provided in a prospectus supplement.

The prospectus supplement and any related pricing supplement will describe certain terms of the offered debt securities, including:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities shall be payable on any interest payment date if other than the person in whose name the offered debt security is registered on the regular record date;

•	the date or dates on which the principal of the offered debt securities is payable;

•	the rate or rates (or manner in which interest is to be determined) at which the offered debt securities will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered debt securities on any interest payment date;

•	the periods within which, the prices at which and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or at the option of the holder and the price or prices at which and the terms and conditions upon which such offered debt securities will be redeemed or purchased;

•	whether the offered debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for such global notes; and

•	any events of default (in addition to those specified in the indenture) or other terms and conditions with respect to the offered debt securities that are not inconsistent with the terms of the indenture.

Unless otherwise provided in the prospectus supplement or a pricing supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

One or more series of debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which, at the time of issuance, is below market rates) to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

The indenture provides that all debt securities of any one series need not be issued at the same time and that we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ.

Payment of Notes; Transfers; Exchanges

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest. (See Section 307.)

Principal of, and premium and interest, if any, on the debt securities will be payable at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more paying agents and may remove any paying agent, all in our discretion. The applicable prospectus supplement will identify any paying agent appointed.

The transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement will identify any additional security registrar or transfer agent appointed.

No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required:

•	to issue, register the transfer of or exchange debt securities during the period of 15 days prior to giving any notice of redemption or

•	to issue, register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. In accordance with the terms of the indenture, debt securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series are to be redeemed, the particular debt securities will be selected by the security registrar by such method as the trustee deems fair and appropriate. (See Sections 403 and 404.)

Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities. (See Section 404.)

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security within 30 days after the same becomes due and payable;

•	failure to pay principal of or any premium on any debt security within three (3) business days of when due;

•	failure to perform, or breach of, any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities to us and the trustee as provided in the indenture;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

•	any other event of default provided with respect to the debt securities of that series. (See Section 801.)

No event of default with respect to the debt securities of one series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

If an event of default other than certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any of such series. (See Section 802.)

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

Remedies

At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all debt securities of such series;

(2)	the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed hereof in such debt securities;

(3)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities;

(4)	all amounts due to the trustee under the indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 802.)

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series; and provided, further, that:

•	such direction will not be in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate and

•	the trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 812.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to the following conditions precedent:

•	the holder shall have previously given written notice to the trustee of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding securities of all series in respect to which an event of default shall have occurred and be continuing shall have made a written request to the trustee to institute proceedings in respect of the event of default;

•	the holders shall have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceedings; and

•	the trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default shall have occurred. (See Section 807.)

However, each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (See Section 808.) The indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the indenture securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any debt securities of such series, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under “Events of Default,” no such notice shall be given to such holders until at least 75 days after the occurrence thereof. (See Section 902.)

The indenture requires us to annually furnish to the trustee a statement as to our performance of certain obligations and as to any default in such performance. The indenture also requires us to notify the trustee of any event of default within ten days after certain of our officers obtain actual knowledge thereof. (See Section 606.)

Modification, Waiver and Amendment

Certain modifications and amendments of the indenture may be made by us and the trustee without the consent of the holders, including those which:

•	evidence the assumption by any of our successors of our obligations under the indenture or with respect to the debt securities;

•	add to our covenants or surrender any of our rights under the indenture;

•	add any events of default, in addition to those specified in the indenture, with respect to any series of outstanding debt securities;

•	change or eliminate any provision of the indenture or add any new provision to the indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the indenture;

•	provide collateral security for the debt securities;

•	establish the form or terms of debt securities of any series;

•	evidence the appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

•	cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, the trustee and we may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

Modifications and amendments of the indenture may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding under the indenture and affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any debt security;

•	reduce the principal amount of, or premium or interest, if any, on, any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any principal of, or premium or interest, if any, on, any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements for quorum or voting; or

•	amend provisions of the indenture relating to waivers of covenants affecting the amount of securities that may be authenticated and delivered, waivers of past defaults and supplemental indentures requiring the consent of the holders.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities. (See Section 1202.)

Covenants; Consolidation, Merger and Sale of Assets

We will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements thereof to be made, all as, in our judgment, may be necessary so that our business may be properly conducted; provided, however, that the foregoing will not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business and will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 605.)

Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and rights (charter and statutory) and our franchises; provided, however, that we will not be required to preserve any such right or franchise if, in our judgment, preservation thereof is no longer desirable in the conduct of our business and the failure to preserve any such right or franchise will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 604.)

We may, without the consent of the holders of any of the outstanding debt securities under the indenture, merge into, consolidate with, or sell, lease or convey all or substantially all of our assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes our obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and that we will have delivered to the trustee an opinion of counsel and an officer’s certificate as provided in the indenture. (See Section 1101.) The term “substantially all” when used in reference to the sale, lease or conveyance of our assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that sells, leases or conveys substantially all of our assets. As a result of this uncertainty, it may be difficult for the holders to determine whether such sale, lease or conveyance has occurred and whether to declare an event of default and exercise acceleration rights. Further, there could be a disagreement between the holders and us over whether such a sale, lease or conveyance of our assets qualifies as substantially all of our assets. To the extent that the holders elect to exercise their rights under the indenture resulting from what the holders deem to be a sale, lease or conveyance of substantially all of our assets and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially all of our assets.

Satisfaction and Discharge

We may terminate our obligations (except for certain specified surviving obligations described below) under the indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee cash or eligible obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the debt securities of such series on or prior to their maturity or redemption date in accordance with the terms of the indenture and such debt securities. (See Section 701.)

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:

•	the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of such series or the deposit with the trustee of an amount in cash or eligible obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the indenture;

•	the payment by us of all other sums required under the indenture; and

•	the delivery of a certificate by us to the trustee stating that all conditions relating to the satisfaction and discharge of the indenture have been complied with. (See Section 702.)

Eligible obligations include:

•	with respect to debt securities denominated in United States dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and

•	with respect to debt securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such debt securities, as contemplated by the indenture.

Notwithstanding the satisfaction and discharge of our obligations under the indenture as described above, the following obligations of the Company and the trustee in respect of our debt securities shall survive:

•	the obligation to execute, authenticate and deliver temporary securities (Section 304.);

•	the obligation to maintain a security register to provide for the registration of the debt securities and the registration of their transfer and exchange (Section 305.);

•	the obligation to execute, authenticate and deliver debt securities in exchange for mutilated securities surrendered to the trustee or in exchange for lost and stolen debt securities (Section 305.);

•	the obligation to requirement to proper notice of redemption (Section 404.);

•	the obligation to give notice of a sinking fund payment date for the debt securities (Section 503.);

•	the obligation to maintain an office or agency where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or from the Company may be served (Section 602.);

•	the obligation for money for debt securities payments to be held in trust (Section 603.);

•	obligations regarding satisfaction and discharge of the debt securities and the indenture and the application of trust money (Article Seven);

•	obligations regarding compensation and reimbursement and indemnification of the trustee (Section 907.); and

•	the obligation of the trustee relating to the appointment of an authenticating agent (Section 914).

In order to terminate our obligations in respect of any series of debt securities, we must deliver to the trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.

For federal income tax purposes, any deposit contemplated by the first two paragraphs of this section may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of the Guarantees

AGL Resources will fully and unconditionally guarantee to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the indenture.

The guarantees will remain valid even if the indenture is found to be invalid. AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

Concerning the Trustee

The indenture and Section 311 of the Trust Indenture Act contain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims, or to realize on property received in respect of any such claim as security or otherwise in cases where the trustee is, or has become, our direct or indirect creditor within three months prior to or subsequent to an event of default. In such cases, unless and until such event of default is cured, the trustee must set apart and hold as a special account for the benefit of the trustee and the holders of the debt securities, an amount equal any and all reductions in the amount due and owing to the trustee as a creditor calculated after the beginning of the three month period; and all property received by the trustee in respect of any claim as a creditor after the beginning of the three month period, or an amount equal to the proceeds of any such property, if the property has been disposed of. The trustee will be permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that, in case an event of default shall occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its power.

DESCRIPTION OF TRUST PREFERRED SECURITIES

General

The trust preferred securities will be issued pursuant to the terms of a trust agreement and represent preferred undivided beneficial interests in the assets of the trust. The holders of the trust preferred securities will be entitled to a preference over the holders of the trust’s common securities in certain circumstances with respect to Distributions and amounts payable on redemption of the trust preferred securities or liquidation of the trust. See “—Subordination of Common Securities.” The trust agreement will be qualified under the Trust Indenture Act. The following description is a summary of the material aspects of the trust preferred securities, the common securities and the trust agreement.

The trust agreement authorizes the trustees, on behalf of the trust, to issue trust preferred securities, which represent preferred undivided beneficial interests in the assets of the trust, and common securities, which represent common undivided beneficial interests in the assets of the trust. All of the common securities will be owned by AGL Capital. The face value, or liquidation amount, for the trust preferred securities will be limited to a certain dollar amount established at the time that the specific trust preferred securities are authorized. The trust preferred securities will rank equal in priority, and payments will be made thereon pro rata, with the common securities except as described under “—Subordination of Common Securities.” Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust and the trust preferred securities and common securities. The trust preferred guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. See “Description of Trust Preferred Guarantee.”

Distributions

Distributions on the trust preferred securities will be cumulative and will be payable on the dates payable to the extent the trust has funds available for the payment of distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect to any such delay), in each case with the same force and effect as if made on such date. A “business day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York, New York or Atlanta, Georgia are authorized or required by law or executive order to remain closed.

So long as no debenture event of default shall have occurred and be continuing, AGL Capital will have the right under the indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such extended interest payment period, provided that no extended interest payment period may extend beyond the stated maturity date. Upon any election, quarterly distributions on the trust preferred securities will be deferred by the trust during the extended interest payment period. Distributions to which holders of the trust preferred securities are entitled during the extended interest payment period will accumulate additional distributions at a specific rate per annum, compounded quarterly from the relevant distribution date. The term “Distributions,” as used herein, shall include any such additional distributions.

Prior to the termination of any extended interest payment period, AGL Capital may further extend such extended interest payment period, provided that such extension does not cause the extended interest payment period to exceed 20 consecutive quarters or to extend beyond the stated maturity date. Upon the termination of any extended interest payment period and the payment of all amounts then due, and subject to the foregoing limitations, AGL Capital may elect to begin a new extended interest payment period. AGL Capital must give the property trustee, the administrative trustees and the debenture trustee notice of its election of an extended interest payment period at least one business day prior to the earlier of (i) the date the distributions on the trust preferred securities would have been payable except for the election to begin an extended interest payment period or (ii) the date the administrative trustees are required to give notice to any securities exchange or quotation system or to holders of such trust preferred securities of the record date or the date such distributions are payable but in any event not less than one business day prior to such record date. There is no limitation on the number of times that AGL Capital may elect to begin an extended interest payment period. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Date” and “Certain Federal Income Tax Consequences—Interest Income and Original Issue Discount.”

During any extended interest payment period, neither AGL Resources nor AGL Capital may:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (which includes common and preferred stock);

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness; or

•	make any guarantee payments with respect to any guarantee of the debt securities of any of their respective subsidiaries if such guarantees rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification of capital stock or the exchange or conversion of one class, or series of capital stock for another class or series of capital stock, and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Although AGL Capital may in the future exercise its option to defer payments of interest on the junior subordinated debentures, AGL Capital has no such current intention.

The revenue of the trust available for distribution to holders of the trust preferred securities and common securities will be limited to payments under the junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of the trust preferred securities. See “Description of Junior Subordinated Debentures—General.” If AGL Capital does not make interest payments on the junior subordinated debentures, the trust will not have funds available to pay distributions on the trust preferred securities and common securities.

AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

Redemption

Upon the repayment on the stated maturity date or prepayment prior to the stated maturity date of the junior subordinated debentures, the proceeds from such repayment or prepayment shall be applied by the property trustee to redeem a like amount (as defined below) of the trust securities, upon not less than 10 nor more than 60 days’ notice of a date of redemption, at the applicable redemption price, which shall be equal to:

•	in the case of the repayment of the junior subordinated debentures on the stated maturity date, the maturity redemption price (equal to the principal of, and accrued interest on, the junior subordinated debentures);

•	in the case of the optional prepayment of the junior subordinated debentures prior to a date to be specified in the trust agreement upon the occurrence and continuation of a tax event or an investment company act Event, the special event redemption price (equal to the special event prepayment price in respect of the junior subordinated debentures); and

•	in the case of the optional prepayment of the junior subordinated debentures on or after a date to be specified in the trust agreement, the optional redemption price (equal to the optional prepayment price in respect of the junior subordinated debentures). See “Description of Junior Subordinated Debentures—Optional Prepayment” and “—Special Event Prepayment.”

“Like amount” means:

•	with respect to a redemption of the trust preferred securities, trust preferred securities having a liquidation amount equal to the principal amount of junior subordinated debentures to be paid in accordance with their terms and

•	with respect to a distribution of junior subordinated debentures upon the liquidation of the trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities of the holder to whom such junior subordinated debentures are distributed.

The trust preferred securities and the common securities will be mandatorily redeemed in whole (but not in part) in the event that AGL Capital redeems the junior subordinated debentures in whole (but not in part). For information regarding AGL Capital’s special redemption rights relating to the junior subordinated debentures, please see “Description of Junior Subordinated Debentures—Special Event Redemption.”

Redemption Procedures

If applicable, trust preferred securities shall be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the junior subordinated debentures. Any redemption of trust preferred securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the trust has funds legally available for the payment of such applicable redemption price.

If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by DTC or its nominees, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. See “—Form, Denomination, Book-Entry Procedures and Transfer.” With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities. See “—Payment and Paying Agency.” Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the trust preferred securities will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, but without interest on such redemption price, and the trust preferred securities will cease to be outstanding. In the event that any redemption date of trust preferred securities is not a business day, then the applicable redemption price payable on such date will be paid on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the trust or by AGL Resources pursuant to the trust preferred guarantee as described under “Description of Trust Preferred Guarantee,” distributions on trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date such applicable redemption price is actually paid, in which case the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Notice of any redemption will be mailed at least 10 days but not more than 60 days prior to the redemption date to each holder of trust preferred securities at its registered address. Unless AGL Resources defaults in payment of the applicable prepayment price on, or in the repayment of, the junior subordinated debentures, on and after the redemption date distributions will cease to accrue on the trust preferred securities called for redemption.

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

AGL Capital will have the right at any time to terminate the trust and cause the junior subordinated debentures to be distributed to the holders of the trust securities in liquidation of the trust. Such right is subject to AGL Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of trust preferred securities.

The trust shall automatically terminate upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of AGL Capital;

•	the distribution of a like amount of the junior subordinated debentures to the holders of the trust preferred securities, if AGL Capital, as sponsor, has given written direction to the Property Trustee to terminate the trust (which direction is optional and, except as described above, wholly within the discretion of AGL Capital, as sponsor);

•	redemption of all of the trust preferred securities as described under “—Redemption;”

•	expiration of the term of the trust; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If a termination occurs as described in the first, second, fourth or fifth bullet point above, the trust shall be liquidated by the Trustees as soon as practicable after the receipt of any required regulatory approval by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust preferred securities and common securities a like amount of the junior subordinated debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cash in an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust preferred securities and the common securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the common securities. See “—Subordination of Common Securities.”

After the liquidation date is fixed for any distribution of junior subordinated debentures to holders of the trust preferred securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	each registered global certificate, if any, representing trust preferred securities and held by DTC or its nominee will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon such distribution; and

•	any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon AGL Capital will issue to such holder, and the debenture trustee will authenticate, a certificate representing such junior subordinated debentures.

There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for the trust preferred securities if a dissolution and liquidation of the trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered hereby.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of the trust preferred securities and common securities; provided, however, that if on any distribution date or redemption date an Event of Default shall have occurred and be continuing, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

In the case of any event of default, AGL Capital as holder of the common securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities and not on behalf of AGL Capital as holder of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

The occurrence of a Debenture Event of Default (see “Description of Junior Subordinated Debentures—Junior Subordinated Debenture Events of Default”) constitutes an “event of default” under the trust agreement. We refer to such an event as a “Trust Enforcement Event.” In addition, the following constitutes an event of default under the trust agreement:

•	default by the trust or the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

•	default by the trust or the property trustee in the payment of any redemption price of any trust preferred security when it becomes due and payable; or

•	default in the performance, or breach, in any material respect, of any other covenant or warranty of the trustees in the declaration of trust, and continuation of such default or breach for a period of 90 days after notice to the defaulting trustee or trustees.

Within 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities, the administrative trustees and AGL Capital, as sponsor, unless such event of default shall have been cured or waived.

If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the common securities as described under “—Liquidation of the Trust and Distribution of Junior Subordinated Debentures” and “—Subordination of Common Securities.”

For more information on events of default under the indenture, see “Description of Junior Subordinated Debentures—Junior Subordinated Debentures Events of Default.” Upon the occurrence and continuance of a trust enforcement event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable.

If the property trustee fails to enforce its rights under the junior subordinated debentures, the holders of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against AGL Capital to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a trust enforcement event is due to AGL Capital’s failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of trust preferred securities may institute a direct action on or after the due date directly against AGL Capital for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities. In connection with such a direct action, we will have the right to set off any payment to that holder by us.

Removal of Trustees

Unless a debenture event of default shall have occurred and be continuing, any trustee may be removed at any time by the holders of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in AGL Capital as the holder of the common securities. No resignation or removal of a property trustee or a Delaware trustee and no appointment of a successor trustee shall be effective until a written acceptance of appointment has been executed by the successor trustee and delivered to the administrative trustees and AGL Capital, as sponsor, in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

Any corporation into which the property trustee or the Delaware trustee or any administrative trustee that is not a natural person, may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Delaware or property trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Delaware or property trustee, shall be the successor of such Delaware or property trustee under the trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below. The trust may, at the request of AGL Capital, as sponsor, with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a trust organized as such under the laws of any State; provided, that:

•	such successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as the successor securities rank the same as the trust preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	AGL Capital expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

•	the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange, quotation system or other organization on which the trust preferred securities are then listed or quoted, if any;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the rust preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose identical to that of the trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, AGL Capital has received an opinion from independent counsel to the trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	AGL Resources, AGL Capital or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes. The term “substantially as an entirety” in reference to the conveyance, transfer or lease of our properties and assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for the holders to determine whether such conveyance, transfer or lease has occurred and whether to declare an event of default. Further, there could be a disagreement between the holders and us over whether such a conveyance, transfer or lease of our properties and assets reaches the threshold of “substantially as an entirety.” To the extent that the holders elect to exercise their rights under the trust agreement resulting from what the holders deem to be a conveyance, transfer or lease of our properties and assets substantially as an entirety and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially as an entirety.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under “—Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

The trust agreement may be amended from time to time by the administrative trustees (and the Delaware trustee or property trustee, if affected by such amendment), without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust preferred securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act provided, however, that such action shall not adversely affect in any material respect the interests of the holders of the trust securities, and any amendments of the trust agreement shall become effective when notice thereof is given to the holders of the trust preferred securities.

The trust agreement may be amended by the administrative trustees and AGL Capital:

•	with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust preferred securities; and

•	upon receipt by the administrative trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the administrative trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each holder of trust preferred securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date or

•	restrict the right of a holder of trust preferred securities to institute suit for the enforcement of any such payment on or after such date.

So long as any junior subordinated debentures are held by the property trustee, the administrative trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on such property trustee with respect to the junior subordinated debentures;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the junior subordinated debentures; or

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the trust preferred securities.

The administrative trustees shall not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of such holders of the trust preferred securities, prior to taking any of the foregoing actions, the administrative trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by AGL Resources, AGL Capital, the administrative trustees or any affiliate of AGL Resources or any administrative trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Form, Denomination, Book-Entry Procedures and Transfer

Depositary Procedures

The Depository Trust Company, or DTC, will act as securities depositary for the trust preferred securities. DTC has advised the trust and AGL Capital that DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as the participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly which are referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC is organized under the New York Banking Law, as a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC has also advised the trust and AGL Capital that, pursuant to procedures established by it, (i) upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the initial purchasers with portions of the liquidation amount of the global trust preferred securities and (ii) ownership of such interests in the global trust preferred securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants, or indirectly through organizations which are participants. All interests in a global trust preferred security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global trust preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global trust preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see “—Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities” and “—Exchange of Certificated Trust Preferred Securities for Book-Entry Trust Preferred Securities”.

Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global trust preferred security.

Payments in respect of the global trust preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global trust preferred securities or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the trust and AGL Capital that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust, AGL Capital or AGL Resources. Neither the trust, AGL Capital or AGL Resources nor the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and the trust or AGL Capital and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Secondary market trading activity in interests in the global trust preferred securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the trust and AGL Capital that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for legended trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that the trust and AGL Capital believe to be reliable, but neither the trust nor AGL Capital takes responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trust or AGL capital nor the property trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

A global trust preferred security is exchangeable for trust preferred securities in registered certificated form if:

•	DTC notifies the trust that it is unwilling or unable to continue as depositary for the global trust preferred security and the trust thereupon fails to appoint a successor depositary within 90 days or has ceased to be a clearing agency registered under the Exchange Act;

•	AGL Capital in its sole discretion elects to cause the issuance of the trust preferred securities in certificated form; or

•	there shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default under the trust agreement.

Payment and Paying Agency

Payments in respect of the trust preferred securities held in global form shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or in respect of the trust preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and AGL Capital. The paying agent shall be permitted to resign as paying agent upon 30 days written notice to the property trustee and AGL Capital. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and AGL Capital) to act as paying agent.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by AGL Capital and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

The Expense Agreement

We will, pursuant to an agreement as to expenses and liabilities entered into by us, AGL Capital and the trust, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us and AGL Capital under the agreement as to expenses and liabilities, regardless whether they had notice of the agreement as to expenses and liabilities.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness for United States federal income tax purposes. AGL Capital and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that AGL Capital and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights. The trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures are to be issued under an indenture, as supplemented from time to time, between AGL Capital and The Bank of New York, as debenture trustee. The indenture will be qualified under the Trust Indenture Act. The following description is a summary of the material aspects of the junior subordinated debentures and the indenture.

General

Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds thereof, together with the consideration paid by AGL Capital for the common securities, in junior subordinated debentures issued by AGL Capital. The junior subordinated debentures will bear interest at a specified annual percentage rate, and will be payable quarterly in arrears, (we refer to each quarterly payment date as an interest payment date), to the person in whose name each junior subordinated debenture is registered (unless the indenture supplement or officer certificate prior to the issuance of the junior subordinated debentures specifies payment to someone else) on the record date preceding the relevant payment date. It is anticipated that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. The term “interest,” as used herein, shall include quarterly interest payments, interest on quarterly payments not paid on the applicable interest payment date and additional sums (as described below), as applicable.

The junior subordinated debentures will rank equal in priority with all other debentures and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the indenture to all senior indebtedness. See “—Subordination.” AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures. AGL Capital is a wholly-owned finance subsidiary of AGL Resources. AGL Resources is a holding company and almost all of its operating assets are owned by its subsidiaries. AGL Resources relies primarily on dividends from such subsidiaries to meet its obligations. AGL Resources is a legal entity separate and distinct from its subsidiaries. The principal sources of AGL Resources’ income are dividends and fees from its subsidiaries.

The right of AGL Resources and AGL Capital to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent AGL Resources and AGL Capital may be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of AGL Capital’s subsidiaries, and holders of junior subordinated debentures should look only to the assets of AGL Capital for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources or AGL Capital, including senior indebtedness. See “—Subordination.”

The indenture does not contain provisions that afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction or other similar transactions involving AGL Resources or AGL Capital that may adversely affect such holders.

Form, Registration and Transfer

If the junior subordinated debentures are distributed to the holders of the trust preferred securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see “Description of Trust Preferred Securities—Form, Denomination, Book-Entry Procedures and Transfer” and “Depositary Procedures.”

Payment and Paying Agents

Payment of principal of (and premium, if any) and any interest on junior subordinated debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such paying agent or Paying Agents as AGL Capital may designate from time to time, except that at the option of AGL Capital payment of any interest may be made except in the case of junior subordinated debentures in global form, by:

•	check mailed to the address of the person entitled thereto as such address shall appear in the register for junior subordinated debentures or

•	by transfer to an account maintained by the person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. AGL Capital may at any time designate additional paying agents or rescind the designation of any paying agent; however AGL Capital will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

Any moneys deposited with the Debenture Trustee or any paying agent, or then held by AGL Capital in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of AGL Capital, be repaid to AGL Capital and the holder of such junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to AGL Capital for payment thereof.

Option to Extend Interest Payment Date

So long as no event of default has occurred and is continuing, AGL Capital will have the right under the indenture at any time during the term of the junior subordinated debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each extended interest payment period, provided that no extended interest payment period may extend beyond the stated maturity date. At the end of such extended interest payment period, AGL Capital must pay all interest then accrued and unpaid (together with interest thereon at a specified annual percentage rate, compounded quarterly, to the extent permitted by applicable law).

During any such extended interest payment period, neither AGL Resources nor AGL Capital may:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (which includes common and preferred stock); or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness; or

•	make any guarantee payments with respect to any guarantee of the debt securities of any of their respective subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Prior to the termination of any such extended interest payment period, AGL Capital may further extend such extended interest payment period, provided that such extension does not cause such extended interest payment period to exceed 20 consecutive periods including the first quarter during such extended interest payment period, or to extend beyond the stated maturity date. Upon the termination of any such extended interest payment period and the payment of all amounts then due on any interest payment date, AGL Capital may elect to begin a new extended interest payment period, subject to the above requirements. No interest shall be due and payable during an extended interest payment period, except at the end thereof, but AGL Capital may prepay at any time all or any portion of the interest accrued during an extended interest payment period. AGL Capital must give the property trustee, the administrative trustees and the debenture trustee notice of its election of any extended interest payment period (or an extension thereof) at least five business days prior to the earlier of:

•	the date the distributions on the trust preferred securities would have been payable except for the election to begin or extend such extended interest payment period or

•	the date the administrative trustees are required to give notice to any securities exchange or other quotation system or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The debenture trustee shall give notice of AGL Capital’s election to begin or extend a new extended interest payment period to the holders of the trust preferred securities. There is no limitation on the number of times that AGL Capital may elect to begin an extended interest payment period.

Optional Redemption

The junior subordinated debentures will be prepayable, in whole or in part, at the option of AGL Resources on or after the initial optional redemption date at a redemption price, which we refer to as the optional redemption price, equal to the percentage of the outstanding principal amount of the junior subordinated debentures plus accrued and unpaid interest thereon to the date of prepayment.

Special Event Redemption

If a tax event or an Investment Company Act event shall occur and be continuing, AGL Capital may, at its option, redeem the junior subordinated debentures in whole (but not in part) and thereby cause the mandatory redemption of the trust preferred securities and the common securities in whole (but not in part) at any time and within 90 days following the occurrence of such tax event or Investment Company Act Event at the special event redemption price. Following a tax event or an Investment Company Act event, AGL Capital shall take such action as is necessary to promptly determine the special event redemption price. The special event redemption price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or such earlier time as AGL Capital determines, provided that AGL Capital shall deposit with the trustee an amount sufficient to pay the special event redemption price by 10:00 a.m., New York time, on the date such special event prepayment price is to be paid. The Company shall provide the debenture trustee with written notice of the special event redemption price promptly after the calculation thereof.

A “tax event” means the receipt by AGL Capital and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced or made effective on or after the issue date, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to all or part of the income received or accrued on the junior subordinated debentures or the trust preferred securities;

•	interest payable by AGL Capital on the junior subordinated debentures or the trust preferred securities is not, or within 90 days of the date of such opinion will not be, deductible by AGL Capital, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An “Investment Company Act event” means the receipt by AGL Capital and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change becomes effective on or after the issue date of the trust preferred securities.

Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be prepaid at its registered address. Unless AGL Capital defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such junior subordinated debentures called for prepayment.

Restrictions on Certain Payments

Neither AGL Capital nor AGL Resources may (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its respective capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness or (iii) make any guarantees with respect to the debt securities of any of their respective subsidiaries if such guarantees rank equal in priority or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification capital stock or the exchange or conversion of one class or series of capital stock for another class or series capital stock and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), if at such time (1) there shall have occurred and be continuing a trust agreement event of default, (2) there shall have occurred and be continuing a debenture event of default, (3) there shall have occurred and be continuing a payment default under the trust agreement or the indenture, (4) if such junior subordinated debentures are held by the trust, AGL Capital shall be in default with respect to its payment of any obligations under the guarantee or

(5) AGL Capital shall have given notice of its election of an extended interest payment period as provided in the Indenture and shall not have rescinded such notice, and such extended interest payment period, or any extension thereof, shall have commenced.

Modification of Indenture

From time to time AGL Capital and the debenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of junior subordinated debentures) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting AGL Capital and the debenture trustee, with the consent of the holders of a majority in principal amount of junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, that no such modification may, without the consent of the holders of each outstanding junior subordinated debenture so affected:

•	extend the stated maturity, or reduce the principal amount of the junior subordinated debentures or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption, or impair or affect the right of any holder of junior subordinated debentures to institute suit for payment; or

•	reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture.

Junior Subordinated Debenture Events of Default

The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures constitutes a debenture event of default (whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

•	failure for 30 days to pay any interest on the junior subordinated debentures or any other debentures, when due (subject to the deferral of any due date in the case of an extended interest payment period); or

•	failure to pay any principal or premium, if any, on the junior subordinated debentures or any other debentures within three business days of when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

•	failure to observe or perform in any material respect certain other covenants or warranties contained in the indenture for 90 days after written notice to AGL Capital from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

•	certain events of bankruptcy, insolvency or reorganization of AGL Capital.

The debenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured, waived or otherwise remedied and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

Guarantee of Junior Subordinated Debenture Payments by AGL Resources

If a debenture event of default shall have occurred and be continuing and shall be attributable to the failure of AGL Capital to pay interest (or premium, if any) on principal of the junior subordinated debentures on the due date, AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that AGL Capital shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into AGL Capital or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to AGL Capital, unless:

•	in case AGL Capital consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes AGL Capital’s obligations on the junior subordinated debentures;

•	immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

•	certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving AGL Capital’s that may adversely affect holders of the junior subordinated debentures. The term “substantially as an entirety” in reference to the conveyance, transfer or lease of our properties and assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for the holders to determine whether such conveyance, transfer or lease has occurred and whether to declare an event of default. Further, there could be a disagreement between the holders and us over whether such a conveyance, transfer or lease of our properties and assets reaches the threshold of “substantially as an entirety.” To the extent that the holders elect to exercise their rights under the Indenture resulting from what the holders deem to be a conveyance, transfer or lease of our properties and assets substantially as an entirety and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially as an entirety.

Satisfaction and Discharge

The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the Debenture Trustee for cancellation:

•	have become due and payable or

•	will become due and payable at maturity within one year, and AGL Capital deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity date, as the case may be, then the indenture will cease to be of further effect (except as to AGL Capital’s obligations to pay all other sums due pursuant to the indenture and to provide the officers’ certificates and opinions of counsel described therein), and AGL Capital will be deemed to have satisfied and discharged the indenture.

Subordination

The indenture provides that the junior subordinated debentures issued thereunder will be subordinate and junior in right of payment to all senior indebtedness of AGL Capital. No payment of principal (including redemption payments), premium, if any, or interest on the junior subordinated debentures may be made at any time when:

•	any senior indebtedness of AGL Capital is not paid when due;

•	any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior indebtedness of AGL Capital has been accelerated because of a default.

Upon any distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of AGL Capital, all senior indebtedness of AGL Capital must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness of AGL Capital outstanding at the time of such acceleration will first be entitled to receive payment in full before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

Senior indebtedness shall mean with respect to an obligor, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed, and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business, (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or ranks equal in priority with the Securities, and (2) all debt securities or guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with AGL Capital that is a financing vehicle of AGL Capital in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Company pursuant to an instrument that ranks equal in priority with or junior in right of payment to the trust preferred guarantee.

AGL Resources is a registered public utility holding company and almost all of the operating assets of AGL Resources are owned by AGL Resources’ subsidiaries. AGL Resources relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. AGL Resources is a legal entity separate and distinct from its subsidiaries. The principal sources of AGL Resources’ income are dividends and fees from its subsidiaries. AGL Capital is a wholly-owned financing subsidiary of AGL Resources. The right of AGL Resources and AGL Capital to participate in any distribution of assets of any subsidiary, upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary.

The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by AGL Capital. AGL Capital expects from time to time to incur additional indebtedness constituting senior indebtedness.

Governing Law

The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York without regarding to principles of conflicts of law thereof.

Information Concerning the Indenture Trustee

The indenture trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonably satisfactory to it indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

AGL Capital has agreed, pursuant to the indenture, for so long as trust securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust ( provided that certain successors which are permitted pursuant to the indenture may succeed to AGL Capital’s ownership of the common securities);

•	not to voluntarily terminate, wind up or liquidate the trust, except in connection with a distribution of junior subordinated debentures to the holders of the trust preferred securities in liquidation of the trust; and

•	to use its reasonable efforts, consistent with the terms and provisions of the trust agreement to cause the trust to remain classified as (a) a business trust, except in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement, and (b) a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF TRUST PREFERRED GUARANTEE

The trust preferred guarantee will be executed and delivered by AGL Resources concurrently with the issuance by the trust of the trust preferred securities for the benefit of the holders of the trust preferred securities. The Bank of New York will act as indenture trustee under the trust preferred guarantee. The trust preferred guarantee will be qualified under the Trust Indenture Act. The following description is a summary of the material provisions of the trust preferred guarantee. The trust preferred guarantee trustee will hold the trust preferred guarantee for the benefit of the holders of the trust preferred securities.

General

AGL Resources will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the trust preferred guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the trust preferred guarantee:

•	any accumulated and unpaid distributions required to be paid on trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

•	the applicable redemption price with respect to trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; or

•	upon a voluntary or involuntary termination and liquidation of the trust, the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand legally available therefor, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities. AGL Resources’ obligation to make a trust preferred guarantee payment may be satisfied by direct payment of the required amounts by AGL Resources to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

The trust preferred guarantee will rank subordinate and junior in right of payment to all senior indebtedness of AGL Resources to the extent provided therein. See “—Status of the Trust Preferred Guarantee.” Because AGL Resources is a holding company, the right of AGL Resources to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent AGL Resources may itself be recognized as a creditor of that subsidiary. Accordingly, AGL Resources’ obligations under the trust preferred guarantee will be effectively subordinated to all existing and future liabilities of AGL Resources’ subsidiaries, and claimants should look only to the assets of AGL Resources for payments thereunder. See “Description of the Junior Subordinated Debentures—General.” The trust preferred guarantee does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources, including senior indebtedness, whether under the indenture, any other indenture that AGL Resources may enter into in the future or otherwise.

AGL Resources will, through the trust preferred guarantee, fully, irrevocably and unconditionally guarantee all of the trust’s obligations under the trust preferred securities but the trust preferred guarantee will not apply to any payment of distributions except to the extent the trust has funds legally available therefor. If AGL Capital does not make interest payments on the junior subordinated debentures held by the trust, the trust will not pay distributions on the trust preferred securities and will not have funds legally available therefor.

Status of the Trust Preferred Guarantee

Generally, the trust preferred guarantee will constitute an unsecured obligation of AGL Resources and will rank subordinate and junior in right of payment to all of its senior indebtedness in the same manner as junior subordinated debentures.

The trust preferred guarantee will rank equal in priority with all other guarantees issued by AGL Resources. The trust preferred guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against AGL Resources to enforce its rights under the trust preferred guarantee without first instituting a legal proceeding against any other person or entity). The trust preferred guarantee will be held for the benefit of the holders of the trust preferred securities. The trust preferred guarantee will not be discharged except by payment of the trust preferred guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the junior subordinated debentures. The trust preferred guarantee does not place a limitation on the amount of additional senior indebtedness that may be incurred by AGL Resources. AGL Resources expects from time to time to incur additional indebtedness constituting senior indebtedness.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the trust preferred guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under “Description of the Trust Preferred Securities—Voting Rights; Amendment of the Trust Agreement.” All guarantees and agreements contained in the trust preferred guarantee agreement shall bind the successors, assigns, receivers, trustees and representatives of AGL Resources and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Events of Default

An event of default under the trust preferred guarantee will occur upon the failure of AGL Resources to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the trust preferred guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee under the trust preferred guarantee. The Trust Preferred Securities Guarantee Trustee may decline to follow any such direction if it shall determine that the action so directed would be unjustly prejudicial to the holders not taking part in such direction or that the action or proceeding so directed may not lawfully be taken or would involve the Trust Preferred Securities Guarantee Trustee in personal liability.

Any holder of the trust preferred securities may institute a legal proceeding directly against AGL Resources to enforce its rights under the trust preferred guarantee without first instituting a legal proceeding against the trust, the Trust Preferred Guarantee Trustee or any other person or entity.

AGL Resources, as guarantor, will be required to file annually with the Trust Preferred Guarantee Trustee a certificate as to whether or not AGL Resources is in compliance with all the conditions and covenants applicable to it under the trust preferred guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

The Trust Preferred Guarantee Trustee’s duties, other than during the occurrence and continuance of an event of default by AGL Resources in performance of the trust preferred guarantee, shall be to maintain a list of holders of the trust preferred securities and provide the list to other holders upon a request made in compliance with Section 312(b) of the Trust Indenture Act and to provide to the holders within 60 days after May 15 of each year a brief report specifying events that occurred during the last 12 months in accordance with Section 313 of the Trust Indenture Act. The Trust Preferred Guarantee Trustee’s duties after default with respect to the trust preferred guarantee shall be to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trust Preferred Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the trust preferred guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

The trust preferred guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the trust preferred securities, upon full payment of the liquidation amount payable upon liquidation of the trust, or upon distribution of junior subordinated debentures to the holders of the trust preferred securities, or upon exchange of all trust preferred securities for other trust preferred securities in the Exchange Offer. The trust preferred guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred guarantee.

Governing Law

The trust preferred guarantee will be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law thereof.

DESCRIPTION OF DEBENTURE GUARANTEE

The following description is a summary of the material provisions of the debenture guarantee.

AGL Resources will guarantee on a junior subordinated basis the payment of principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

The debenture guarantee will rank subordinate and junior in right of payment to all senior indebtedness of AGL Resources to the extent provided in the indenture. The right of AGL Resources to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent AGL Resources may itself be recognized as a creditor of that subsidiary. Accordingly, AGL Resources’ obligations under the debenture guarantee will be effectively subordinated to all existing and future liabilities of AGL Resources’ subsidiaries, and claimants should look only to the assets of AGL Resources for payments thereunder. The debenture guarantee does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources, including senior indebtedness, whether under the indenture, any other indenture that AGL Resources may enter into in the future or otherwise.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES, THE TRUST PREFERRED GUARANTEE AND THE DEBENTURE GUARANTEE

Full and Unconditional Trust Preferred Guarantee

Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) will be irrevocably guaranteed by AGL Resources as and to the extent set forth under “Description of Trust Preferred Guarantee.” Taken together, AGL Resources’ and AGL Capital’s obligations under the junior subordinated debentures, the indenture, the trust agreement, the trust preferred guarantee and the debenture guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. If and to the extent that AGL Capital does not make the required payments on the junior subordinated debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The trust preferred guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. However, through the debenture guarantee, AGL Resources will guarantee on a junior subordinated basis the due and punctual payment of the principal (and premium, if any) and interest on the junior subordinated debentures. The obligations of AGL Resources under the trust preferred guarantee and debenture guarantee will be subordinate and junior in right of payment to all senior indebtedness.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount or prepayment price of the junior subordinated debentures will be equal to the sum of the liquidation amount or redemption price, as applicable, of the trust preferred securities and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the interest rate and interest and other payment dates for the trust securities;

•	AGL Capital shall pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of trust preferred securities under such trust preferred securities; and

•	the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any trust preferred security may institute a legal proceeding directly against AGL Resources to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A default or event of default under any senior indebtedness would not constitute a default or event of default under the trust agreement. However, in the event of payment defaults under, or acceleration of, senior indebtedness, the subordination provisions of the indenture will provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default under the trust agreement.

If a Trust Enforcement Event occurs, the holders of trust preferred securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the junior subordinated debentures against AGL Capital. In addition, generally, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the trust agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the junior subordinated debentures. The indenture provides that the Indenture Trustee will give holders of junior subordinated debentures notice of all events of default within 90 days after their occurrence.

If the Property Trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the Indenture after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee’s rights under the junior subordinated debentures. In addition, if AGL Capital fails to pay interest or principal on the junior subordinated debentures, a holder of trust preferred securities may institute a proceeding directly against AGL Capital for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities (which we refer to as a “direct action”). In connection with such a direct action, we will have the right to set off any payment made to such holder by AGL Capital.

Limited Purpose of the Trust

The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust preferred securities, using the proceeds from the sale of the trust preferred securities to acquire the junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Termination

Unless the junior subordinated debentures are distributed to holders of the trust preferred securities, upon any voluntary or involuntary termination and liquidation of the trust, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities—Liquidation of the Trust and Distribution of Junior Subordinated Debentures.” Upon any voluntary or involuntary liquidation or bankruptcy of AGL Capital, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of AGL Capital, subordinated in right of payment to all senior indebtedness as set forth in the indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of AGL Capital receive payments or distributions.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary discussion of the material terms of AGL Resources’ capital stock. We encourage you to read our amended and restated articles of incorporation and our bylaws that we have previously filed with the Commission. See “Incorporation of Certain Documents by Reference.” The prospectus supplement will describe the specific terms of the common stock or series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to the common stock or the series of preferred stock.

As of September 30, 2004, our authorized capital stock was 770,000,000 shares. Those shares consisted of: (a) 10,000,000 shares of preferred stock, none of which are outstanding; (b) 10,000,000 shares of Class A junior participating preferred stock, none of which are outstanding; and (c) 750,000,000 shares of common stock, of which approximately 65,340,838 shares were outstanding as of September 30, 2004. No holder of shares of common stock or preferred stock has any preemptive rights.

Description of Common Stock

Listing

AGL Resources’ outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “ATG.” Any additional common stock we issue will also be listed on the NYSE.

Dividends

Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations under certain financing agreements and satisfied our obligations to any preferred shareholders. Our ability to pay dividends is limited by Georgia law and the Public Utility Holding Company Act of 1935, as amended. Under Georgia law, dividends are limited to our legally available assets and subject to the prior payment of dividends on any outstanding shares of preferred stock and junior preferred stock. Under Georgia law, assets are not legally available for paying dividends if (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than our total liabilities plus, subject to some exceptions, any amounts necessary to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of shareholders receiving the dividends. The Public Utility Holding Company Act of 1935, as amended, restricts our payment of dividends from certain sources or accounts without prior permission from the SEC. Our ability to pay dividends may also be limited in the event AGL Capital opts to defer the payment of interest on the Junior Subordinated Debentures. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Date.”

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meeting according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agents and Registrars

EquiServe Trust Company, N.A. serves as our transfer agent and registrar. You may contact EquiServe Trust Company, N.A. at Blue Hills Office Park, 150 Royall Street, Canton, MA 02021 (telephone (800) 633-4236).

Shareholder Rights Plan

On March 6, 1996, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was payable on March 22, 1996 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Class A Junior Participating Preferred Stock (referred to as “junior preferred stock”) at a price of $60 per one one-hundredth of a share of the junior preferred stock, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of March 6, 1996, as amended, between us and Equiserve Trust Company, N.A., a national banking association, as rights agent.

Until the earlier to occur of:

•	10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding shares of our common stock; or

•	10 business days (or such later date as may be determined by action of the board of directors) following the commencement of, or announcement of, a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of common stock, the rights will be evidenced by the common stock certificate together with a copy of a summary of rights. The rights are not exercisable until a triggering event occurs. The rights will expire on March 6, 2006, unless this date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of shares of the junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution. We issue rights when we issue our common stock until the rights have separated from the common stock. After the rights have separated from the common stock, we may issue additional rights if the board of directors deems such issuance to be necessary or appropriate.

Shares of junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of junior preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of one dollar per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock purchasable upon exercise of the rights will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of junior preferred stock purchasable upon exercise of the rights will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Preferred Stock purchasable upon exercise of the rights will be entitled to receive 100 times the amount received per share of common stock. At any time prior to the time the rights are triggered, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The rights have anti-takeover effects and may cause substantial dilution to the ownership of a person or entity that attempts to acquire us on terms not approved by our board of directors except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors.

Description of Preferred Stock

General

AGL Resources is authorized to issue up to 10,000,000 shares of preferred stock and 10,000,000 shares of junior preferred stock. The shares of junior preferred stock have been reserved for issuance in connection with our rights agreement described under “Description of Capital Stock—Common Stock—Shareholder Rights Plan.” As of the date of this prospectus, no preferred stock or junior preferred stock is outstanding.

Preferred Stock

Our restated articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors can determine the rights, preferences and limitations of each series. Prior to the issuance of each series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Our board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative,

•	whether and upon what terms the shares will be redeemable,

•	whether and upon what terms the shares will have a sinking fund,

•	whether and upon what terms the shares will be convertible or exchangeable,

•	whether the shares will have voting rights and the terms thereof,

•	the rights of the holders upon liquidation, dissolution or winding-up, and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered,

•	the initial public offering price at which we will issue the preferred stock, and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitation and restrictions.

When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock, and

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to AGL Resources, the funds and property of AGL Resources will be the only recourse for these acts or obligations.

Junior Preferred Stock

The terms of the junior preferred stock are summarized below. You should read our amended and restated articles for a full description of the terms of the junior preferred stock.

•	Subject to the rights of the holders of preferred stock ranking prior and superior to the junior preferred stock with respect to dividends, the holders of the junior preferred stock, in preference to the holders of common stock, and of any other stock ranking junior to the junior preferred stock, are entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends in an amount per share equal to the greater of $1.00 or, subject to adjustment, a multiple of all dividends declared on the common stock. The dividends are cumulative on outstanding shares of junior preferred stock.

•	Each share of junior preferred stock entitles the holder to 100 votes on all matters upon which the holders of the common stock are entitled to vote.

•	Any shares of junior preferred stock that are purchased or otherwise acquired by us in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

•	Upon any liquidation, dissolution or winding up of us, with certain exceptions, no distribution shall be made to the holders of the common stock or of shares of any other stock ranking junior, upon liquidation, dissolution or winding up, to the junior preferred stock unless, prior thereto, the holders of shares of junior preferred stock have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment.

•	In case we enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of common stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of junior preferred stock will be similarly converted into, exchanged for or changed into an amount per share (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which each share of common stock is converted or exchanged.

•	The shares of junior preferred stock are not redeemable from any holder.

•	The junior preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to all other classes and series of preferred stock and senior to the common stock.

Certain Anti-Takeover Matters

Our articles and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. The following is a summary description of these provisions, and we refer you to our amended and restated articles and bylaws for more information since their terms affect your rights as a shareholder. The anti-takeover provisions include:

Classification of the Board

Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. The board of directors consists of eleven members with one seat currently vacant. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our bylaws prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. Our board believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

Removal of Directors

Our bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of a majority of our outstanding shares.

Business Combinations with Interested Shareholder

The Georgia legislature has enacted legislation which generally prohibits a corporation that has adopted a bylaw electing to be covered thereby, which we have done, from engaging in any “business combination” with an “interested shareholder” for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

•	prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	becomes the beneficial owner of at least 90% of our outstanding voting stock in the same transaction in which the shareholder became an interested shareholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors, subsidiaries and certain employee stock plans; or

•	subsequent to the acquisition of 10% or more of our outstanding voting stock, acquires additional shares resulting in ownership of at least 90% of our outstanding voting stock and obtains approval of the business combination by the holders of a majority of our shares, other than those shares held by an interested shareholder, officers, directors, subsidiaries and certain employee stock plans.

The term “business combination” refers to a merger, consolidation or other specified corporate transaction. The term “interested shareholder” refers to a 10% shareholder or an affiliate which was a 10% shareholder at any time within the preceding two years.

Our “business combinations” bylaw may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by the shareholders, other than interested shareholders, and shall not be effective until 18 months after that shareholder vote. The Georgia statute provides that a Georgia corporation that has repealed such a bylaw may not thereafter re-adopt that bylaw.

Business Combinations with Related Persons

Our articles of incorporation prohibit us from participating in a business combination with a “related person” unless the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the outstanding shares approve such business combination. The voting requirements in the preceding sentence will not apply and only such affirmative vote as is required by law and by any other provision of the articles of incorporation will apply if:

•	certain valuation, consideration and pricing issues are satisfied and specified in our articles of incorporation; or

•	if both of the following conditions have been satisfied: (i) the business combination has been approved by two-thirds of the continuing directors and (ii) at the time of such approval, the continuing directors comprised at least a majority of the board of directors.

The “business combinations with related persons” provisions in our articles of incorporation may be altered, amended or repealed only by an affirmative vote of at least seventy-five percent (75%) of all the shares entitled to be cast by the shareholders; provided, however, that if such proposed alteration, amendment or repeal is approved by two-thirds of the continuing directors and, at the time of such approval, the continuing directors comprise at least a majority of the board of directors, then such proposed alteration, amendment or repeal shall require for approval only such affirmative vote as is required by law and by any other provision of our articles of incorporation.

The term “related person” refers to any person who is the beneficial owner at a specified time of at least that number of shares of our stock equal to twenty percent (20%) of all of the outstanding shares, but does not include any one or a group of more than one continuing director. The term “related person” includes the affiliates and associates of such related person. The term “continuing directors” refers to any member of the board of directors who is not a related person or an affiliate or associate of a related person or of any such affiliate or associate, or a representative of a related person or of any such affiliate or associate, and was a director prior to the time a related person became such, and any successor to such continuing director who is not an affiliate or associate of a related person and was recommended by a majority of the continuing directors then on the board of directors, provided that at the time of such recommendation, continuing directors comprise a majority of the board. If there is no related person, all members of the board of directors shall be deemed to be “continuing directors.”

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws. The notice must include:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on our corporate books, of the shareholder proposing such business;

•	the class and number of shares of which are beneficially owned by such shareholder;

•	the dates upon which the shareholder acquired such shares;

•	documentary support for any claim of beneficial ownership;

•	any material interest of such shareholder in such business;

•	a statement in support of the matter and, for proposals sought be included in our proxy statement, any other information required by Securities and Exchange Commission Rule 14a-8; and

•	as to each person whom the shareholder proposes to nominate for election or reelection as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to us that such nominee has no interests that would limit their ability to fulfill their duties of office).

In addition, if the shareholder intends to solicit proxies from our shareholders, such shareholder shall notify us of this intent in accordance with Securities and Exchange Commission Rule 14a-4 and/or Rule 14a-8.

In order to properly submit a shareholder proposal, the shareholder must submit a notice to our corporate secretary at least 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be received by the Secretary at our principal executive offices not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from brining certain matters before an annual or special meeting or making nominations for directors.

Special Meetings

Our articles of incorporation and bylaws require us to hold a special meeting of shareholders on call of the board of directors or the Executive Committee, the Chairman of the board, the President, or, upon delivery to our Secretary of a signed and dated written demand for the meeting describing the purpose or purposes for the meeting, on call of the holders of 100% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at a special meeting of the shareholders.

For business to be properly brought before a special meeting by a shareholder, the shareholder must give timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be received by the Secretary at our principal executive offices at least 120 calendar days prior to the date of the special meeting. Such shareholder’s notice to the Secretary shall set forth with respect to any proposal such shareholder proposes to bring before the special meeting the information outlined above for shareholder proposals.

Amendment of Certain Charter Provisions

In addition to any shareholder vote requirements under Georgia law, our articles of incorporation require the approval of not less than two-thirds of all the outstanding shares entitled to vote to alter, amend or repeal our bylaws, unless such action has been recommended by the board of directors, in which such case the approval of not less than a majority of all the outstanding shares entitled to vote is required. This provision will make it more difficult to dilute the anti-takeover effects of our bylaws.

DESCRIPTION OF PURCHASE CONTRACTS

AGL Resources or AGL Capital may issue purchase contracts for the purchase or sale of debt or equity securities issued by either of them or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement or amendment to the registration statement of which this prospectus forms a part.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Only AGL Resources may issue purchase contracts that contain conversion features. AGL Resources or AGL Capital may, however, satisfy their obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The applicable prospectus supplement will also describe the full and unconditional guarantee by AGL Resources if the purchase contracts are issued by AGL Capital.

The purchase contracts may require AGL Resources or AGL Capital to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

If the purchase contracts are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of purchase contracts and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the purchase contracts. The guarantees apply whether the payment is due at the maturity date of the purchase contracts, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the purchase contracts (if lawful) and all other payment obligations of the issuer.

If AGL Resources or AGL Capital offers purchase contracts for the purchase or sale of debt or equity securities issued by a third party, such third party securities will be limited to freely-transferable securities of non-affiliated, third party issuers, acquired by AGL Resources or AGL Capital in open-market purchases before the offering or the time the purchase or sale of the third party securities is permitted under the purchase contracts. In all cases, such third-party securities will be limited to the securities of public issuers with respect to which sufficient market interest and publicly available information exists and to which neither AGL Resources nor AGL Capital has material, non-public information. Prior to offering such purchase contracts, AGL Resources or AGL Capital will provide a comprehensive description of such purchase contracts and information regarding the third party issuer in an amendment to the registration statement of which this prospectus forms a part.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the purchase contracts. The right of AGL Resources’ creditors, including the holders of the purchase contracts, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

DESCRIPTION OF WARRANTS

AGL Resources or AGL Capital may issue warrants to purchase their debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices (such as LIBOR, the S&P 500 or other published statistical measure), or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between AGL Resources or AGL Capital and, in most cases, a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. Only AGL Resources may issue warrants that contain conversion features.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations;

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants; and

•	a description of the full and unconditional guarantee by AGL Resources, if any, if the warrants are issued by AGL Capital.

If the warrants are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of warrants and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the warrants. The guarantees apply whether the payment is due at the maturity date of the warrants, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the warrants (if lawful) and all other payment obligations of the issuer.

If AGL Resources or AGL Capital offers warrants for the purchase or sale of debt or equity securities issued by a third party, such third party securities will be limited to freely-transferable securities of non-affiliated, third party issuers, acquired by AGL Resources or AGL Capital in open-market purchases before the offering or the time the purchase or sale of the third party securities is permitted under the warrants. In all cases, such third-party securities will be limited to the securities of public issuers with respect to which sufficient market interest and publicly available information exists and to which neither AGL Resources nor AGL Capital has material, non-public information. Prior to offering such warrants, AGL Resources or AGL Capital will provide a comprehensive description of such warrants and information regarding the third party issuer in an amendment to the registration statement of which this prospectus forms a part.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the warrants. The right of AGL Resources’ creditors, including the holders of the warrants, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, AGL Resources or AGL Capital may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	a description of the full and unconditional guarantee by AGL Resources, if any, if the units are issued by AGL Capital.

If the units are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of units and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the units. The guarantees apply whether the payment is due at the maturity date of the units, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the units (if lawful) and all other payment obligations of the issuer. Only AGL Resources may issue units that contain conversion features.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the units. The right of AGL Resources’ creditors, including the holders of the units, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

PLAN OF DISTRIBUTION

AGL Resources, AGL Capital and the trust may sell securities:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to those prevailing market prices; or

•	negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents or underwriters;

•	the public offering or purchase price;

•	any compensation to underwriters in the form of underwriting discounts or commissions and compensation to dealers from the underwriters in the form of discounts, concessions or commissions; and

•	any exchanges on which the securities will be listed.

The agents, dealers or underwriters named in the prospectus supplement are agents, dealers or underwriters in connection with the securities being offered. We may agree to enter into an agreement to indemnify the agents, dealers and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents, dealers or the underwriters may be required to make.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

The securities will be new issues of securities and may have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

LEGAL MATTERS

The legality and, in certain instances, the binding nature of, the offered securities and related guarantees will be passed upon for AGL Resources by its counsel, Alston & Bird LLP, Atlanta, Georgia, and with regard to the laws of the State of Nevada, Woodburn and Wedge, Reno, Nevada, or other counsel identified in the prospectus supplement or term sheet. Matters relating to the formation of the trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreements will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to AGL Resources and the trust.

EXPERTS

The audited financial statements as of and for the year ended December 31, 2003 incorporated in this prospectus by reference to AGL Resources’ Annual Report on Form 10-K for the year ended December 31, 2003, except as they relate to SouthStar Energy Services LLC, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and insofar as they relate to SouthStar Energy Services LLC, by Ernst & Young LLP, an independent registered public accounting firm, whose reports are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003. Such financial statements have been so incorporated in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and September 30, 2001 and for the three months ended December 31, 2001 and the related financial statement schedule incorporated in this prospectus by reference from AGL Resources’ Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to AGL Resources’ change in 2002 in its accounting method for energy trading contracts), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audit committee of the board of directors of AGL Resources annually considers the selection of AGL Resources’ independent auditors. On March 5, 2003, the audit committee dismissed Deloitte & Touche LLP as AGL Resources’ independent auditors and engaged PricewaterhouseCoopers LLP, as of March 7, 2003, to serve as AGL Resources’ independent auditors for the fiscal year ended December 31, 2003. Deloitte & Touche’s reports on AGL Resources’ consolidated financial statements for the fiscal years ended September 30, 2001 and 2000, the three-month period ended December 31, 2001, and the fiscal year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.